Exhibit 10.22

EXECUTION VERSION

AGREEMENT OF SALE AND PURCHASE

between

57TH STREET OWNER, LLC,

a Delaware limited liability company

“Seller”

and

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.,

a Virginia corporation

“Buyer”

with Escrow Instructions for

LandAmerica American Title Company,

as Escrow Agent

TABLE OF CONTENTS

and

LIST OF EXHIBITS AND SCHEDULES

i

EXHIBITS AND SCHEDULES

Exhibit “A”	Description of Land for Hotel 57

Exhibit “B”	List of Leases

Exhibit “C”	Disclosure Items

Exhibit “D”	List of Service and Other Contracts

Exhibit “E”	Form of Assignment and Assumption of the Ground Lease

Exhibit “F”	Form of Bill of Sale

Exhibit “G”	Form of Assignment and Assumption of Leases

Exhibit “H”	Form of Assignment and Assumption of Contracts

Exhibit “I”	Description of Existing Surveys

Exhibit “J”	The Ground Lease

Exhibit “K”	Form of FIRPTA Certificate

Exhibit “L”	Form of Notice to Tenants

Exhibit “M”	Rent Roll

Exhibit “N”	Work to Be Performed; Contribution Payments to be Made; Brokerage Fees to be Paid

Exhibit “O”	Data Room Index

Exhibit “P”	Data Room Items Not Provided

Exhibit “Q”	Post-Closing Agreement

Exhibit “R”	Pending Tax Proceedings

Exhibit “S”	Security Deposits

Exhibit “T”	Intentionally Omitted

Exhibit “U”	Intentionally Omitted

Exhibit “V”	Form of Title Affidavit

Exhibit “W”	Form of Tenant Estoppel

Exhibit “X”	Bookings

v

Exhibit “Y”	Benefit Plans and Programs and Employee Information

Exhibit “Z”	ERISA Affiliates

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of November 15, 2007, is between 57TH STREET OWNER, LLC, a Delaware limited liability company (“Seller”), and APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation (together with its permitted successors and assigns “Buyer”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“Action” shall have the meaning ascribed in Section 10.16.

“Additional Deposit” shall have the meaning ascribed in Section 2.3.

“Additional Rent Expenses” shall have the meaning ascribed in Section 9.6(c).

“Additional Rents” shall have the meaning ascribed in Section 9.6(c).

“Additional Rents Reconciliation” shall have the meaning ascribed in Section 9.6(c).

“Additional Rents Reconciliation Period” shall have the meaning ascribed in Section 9.6(c).

“Adjourned Closing Date” shall have the meaning ascribed in Section 3.8.

“Adverse Effect” shall have the meaning ascribed in Section 5.5(b).

“Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

“Assignment and Assumption of Contracts” shall have the meaning ascribed in Section 9.3(d).

“Assignment and Assumption of Contracts” shall have the meaning ascribed in Section 9.3(d).

“Assignment and Assumption of the Ground Lease” shall have the meaning ascribed in Section 9.3(d).

“Assignment and Assumption of Leases” shall have the meaning ascribed in Section 9.3(c).

“Bill of Sale” shall have the meaning ascribed in Section 9.3(b).

“Bookings” means the contracts or reservations for the use of guest rooms, banquet facilities, restaurants or meeting rooms of the Property, together with any deposits received in connection therewith.

“Broker” shall mean Eastdil Secured, L.L.C.

“Broker’s Commission” shall have the meaning ascribed in Section 9.7.

“BSA” shall have the meaning ascribed in Section 6.1(m).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Buyer’s Accountant” shall have the meaning ascribed in Section 10.13.

“Casualty” shall have the meaning ascribed in Section 10.2(a).

“Claim” shall have the meaning ascribed in Section 5.6(a).

“Claim Notice” shall have the meaning ascribed in Section 5.6(b).

“Claimed Damage” shall have the meaning ascribed in Section 5.6(b).

“Close Associate” is a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.

“Closing” shall have the meaning ascribed in Section 9.2.

“Closing Date” shall mean the date on which the Closing shall occur, but in no event later than the date set forth in Section 9.2, as to which date time shall be of the essence.

“Closing Statement” shall have the meaning ascribed in Section 9.6(a).

“Code” shall have the meaning ascribed in Section 5.4.

“Condemnation” shall have the meaning ascribed in Section 10.2(a).

“Consumables” shall mean all of the following items located at the Property and acquired by or on behalf of the Seller (including, to the extent, the same have been purchased to be used or sold at the Property but have not yet been delivered to the Property): the food, liquor and other beverages (including such food, liquor and other beverages held for sale in hotel rooms at the Property), all engineering, maintenance and housekeeping supplies, including soap, cleaning materials, fuel and other materials, all unused stationery, brochures, advertising and promotional materials and other printed items, guest supplies, bar supplies, robes, slippers, room, food and beverage linen, glassware and silverware, sundry or gift shop inventory, and all other supplies of all kinds which are held in storage and/or are available for future use in connection with the maintenance and operation of the Property; provided the same shall be subject to re-supply, substitution, replacement and disposition in the ordinary course of business.

“Contract Notice” shall have the meaning ascribed in Section 3.7.

“Contracts” shall mean the service contracts, construction contracts, equipment leases and other contracts described in Exhibit “D” and all other service contracts, construction contracts, equipment leases and other contracts entered into by Seller after the Effective Date with respect to the Property in accordance with Section 8.4.

“Contribution Period” shall have the meaning ascribed in Section 7.7(b).

“Current Billing Period” shall have the meaning ascribed in Section 9.6(i).

“Current Month” shall have the meaning ascribed in Section 9.6(c).

“Current Survey” shall have the meaning ascribed in Section 4.1.

“Current Tax Year” shall have the meaning ascribed in Section 9.6(d).

“Cut-Off Time” shall have the meaning ascribed in Section 9.6(a).

“Date Down Certificates” shall have the meaning ascribed in Section 9.4(k).

“Deposit” shall have the meaning ascribed in Section 2.3.

“Due Diligence” shall have the meaning ascribed in Section 3.1.

“Due Diligence Items” shall mean those items, documents and deliveries that heretofore have been, or during the Review Period shall be, furnished to or made available to Buyer, including, without limitation, the materials in the digital data room maintained by the Broker.

“Effective Date” shall mean the date of this Agreement.

“Employee Plans” shall have the meaning ascribed in Section 6.1(q)(iv).

“Employees” shall have the meaning ascribed in Section 9.6(r).

“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Seller or Buyer, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), state and local laws applicable to the same or similar subject matter, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning ascribed in Section 6.1(q)(ii).

“Escrow Agent” shall mean the Title Company.

“Escrow Funds” shall have the meaning ascribed in Section 5.6(d).

“Existing Employee Plans” shall have the meaning ascribed in Section 6.1(q)(iv).

“Existing Violations” shall have the meaning ascribed under the definition of “Permitted Exceptions” in this Section 1.1.

“Fixtures” shall mean the fixtures which are located at and affixed to any of the Improvements as of the Closing Date which are owned by Seller, but specifically excluding any trade fixtures of any Tenant under a Lease or which are owned by any third party.

“Gift Certificates” shall have the meaning ascribed in Section 6.1(o).

“Governmental Entity” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements or any portion thereof.

“Ground Lease” shall have the meaning ascribed in Section 6.1(r).

“Ground Lease Assumption Evidence” shall have the meaning ascribed in Section 7.8.

“Ground Lease Current Billing Period” shall have the meaning ascribed in Section 9.6(k).

“Ground Lease Estoppel” shall have the meaning ascribed in Section 3.8.

“Ground Lease Guaranty” shall have the meaning ascribed in Section 7.8.

“Ground Lease Guaranty Release” shall have the meaning ascribed in Section 7.8.

“Ground Lease Letter of Credit” shall have the meaning ascribed in Section 7.8.

“Ground Lease Release Obligation” shall have the meaning ascribed in Section 7.8.

“Ground Lease Substitution Guaranty” shall have the meaning ascribed in Section 7.8.

“Ground Lessor” shall have the meaning ascribed in Section 6.1(r).

“Ground Lessor Consent” shall have the meaning ascribed in Section 10.4.

“Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in closed containers).

“Immediate Family Member” includes the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.

“Improvements” shall mean the buildings, improvements, and structures located on the Land which are owned by Seller, but shall expressly exclude improvements and fixtures owned by any Tenant under a Lease or any other third party.

“Indemnified Party” shall have the meaning ascribed in Section 5.5(c)(i).

“Indemnifying Party” shall have the meaning ascribed in Section 5.5(c)(i).

“Independent Consideration” shall have the meaning ascribed in Section 2.4.

“Initial Deposit” shall have the meaning ascribed in Section 2.3.

“Land” shall mean that certain parcel or those certain parcels of land and appurtenances thereto more particularly described on Exhibit “A”, including Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to such parcels of land.

“Laws and Regulations” shall have the meaning ascribed under the definition of “Permitted Exceptions” in this Section 1.1.

“Leases” shall mean all unexpired leases, subleases, occupancy agreements, and any other agreements for the use, possession, or occupancy of any portions of the Real Property (including, without limitation, signage rights), or for vacating or termination of any of the foregoing, as of the Closing Date, including any tenant guaranties delivered in connection with any of the foregoing. The term “Leases” as used in this Agreement shall specifically exclude any occupancy by transient hotel guests and any Bookings and the Ground Lease.

“Legal Action” shall have the meaning ascribed in Section 5.5(c)(ii).

“Licensee Parties” shall mean those authorized agents, contractors, consultants, and representatives of Buyer who shall inspect, investigate, test or evaluate any portion of the Property on behalf of Buyer in accordance with this Agreement.

“Licenses and Permits” shall mean, collectively, all licenses, permits approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Real Property and Improvements, together with all renewals and modifications thereof.

“Liens” shall have the meaning ascribed in Section 4.2.

“Liquor License” shall have the meaning ascribed in Section 8.7.

“Losses” shall have the meaning ascribed in Section 5.6(a).

“Management Agreement” means that certain management agreement by and between Manager and Seller, dated November 22, 2006.

“Manager” shall mean Citylife Hotel 57 Management LLC, a New York limited liability company.

“Material Breach” shall have the meaning ascribed in Section 5.6(c).

“Multiemployer Pension Plan” shall have the meaning ascribed in Section 7.7(a).

“New Leases” or “New Lease” shall mean, collectively, or singularly, any agreement concerning the use of space at the Property entered into between the Effective Date and the Closing Date in accordance with this Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons (the “SDN List”) maintained by OFAC), and/or on any other similar list (“Other Lists”) maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Operating Expenses” shall mean operating expenses and common area maintenance charges, including utilities, insurance, charges for taxes or other assessments, and other charges under the Leases whether deemed additional rent or otherwise, but excluding Rents.

“Operational Taxes” shall have the meaning ascribed in Section 9.6(q).

“Original Closing Date” shall have the meaning ascribed in Section 3.8.

“Other List” shall have the meaning given to such term in the definition of “OFAC List.”

“Patriot Act” shall have the meaning ascribed in Section 6.1(m).

“PBGC” shall have the meaning ascribed in Section 7.7(b).

“Permitted Exceptions” shall mean and include all of the following:

(i) All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided;

(ii) All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”);

(iii) All recorded covenants, restrictions, rights, easements and agreements applicable to the Property, and all other recorded encumbrances on the Real Property, provided that any of the same first arising after the date of this Agreement shall be Permitted Exceptions only to the extent approved, or deemed approved, by Buyer pursuant to Section 4.2;

(iv) Any state of facts which are shown on those certain surveys of the Property described on Exhibit “I” or that an accurate survey of the Property would show, provided that any state of facts first arising after the date of this Agreement shall be Permitted Exceptions only to the extent approved, or deemed approved, by Buyer pursuant to Section 4.2;

(v) Rights of tenants of the Property as tenants only pursuant to Pre-Effective Date Leases or the New Leases and of any others claiming by, through or under such Leases ;

(vi) All Contracts, as set forth on Exhibit “D”, and all renewals, replacements, extensions of same or additional Contracts that may hereafter be entered into in accordance with the terms hereof, to the extent being assumed by Buyer hereunder.

(vii) All violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations existing on or before the Effective Date (“Existing Violations”); and all additional violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations arising and noted or issued after the Effective Date and on or before the date of the Closing (“Subsequent Violations”) which either (1) the cost thereof to cure does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate, (2) are sidewalk violations, or (3) arise from or relate to, or which will be cured by, (x) tenant improvement work that Seller is performing, or is obligated to perform, or (y) work that a Tenant has performed, is performing or is obligated to perform;

(viii) Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property, which either are shown on that certain survey of the Property described on Exhibit “I” or which the Title Company is willing to insure without additional premium shall not be disturbed while the improvements remain in existence;

(ix) Variations between tax lot lines and lines of record title, but only to the extent approved, or deemed approved, by Buyer pursuant to Section 4.2; and

(x) The other matters described in Exhibit “C” attached hereto and made a part hereof.

“Permitted Outside Parties” shall have the meaning ascribed in Section 3.5.

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Personal Property” shall mean all of the right, title, and interest of Seller in and to the tangible personal property (other than cash), which is located at and used solely in connection with any of the Real Property as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenants under the Leases, (b) any personal property owned by guests or other third parties and (c) any computer software which either is licensed to Seller and/or owned by other third parties, or which Seller deems proprietary. Personal Property shall not include any appraisals, strategic plans for the Property, internal analyses, marketing information related to the sale of the Property, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product and attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems proprietary.

“Post-Closing Agreement” shall have the meaning ascribed in Section 5.6(d).

“Pre-Effective Date Leases” or “Pre-Effective Date Lease” shall mean, collectively, or singularly, any lease for space at the Property described in Exhibit “M,” which has been executed and delivered, and remains in effect, as of the Effective Date.

“Property” shall mean the Real Property, together with the Personal Property, the Consumables, the Leases, the Contracts, and to the extent transferable, all of Seller’s right, title and interest in and to all tangible and intangible assets of any nature relating solely to the Property, specifically excluding options, warrants, stock and like items, but including without limitation, (a) all warranties upon the Improvements, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements (except to the extent excluded from the definition of Personal Property), (c) all works of art, graphic designs, and other intellectual or intangible property used by Seller in connection with the Property but only to the extent of Seller’s interest therein, including any trade name associated with the Improvements (including, without limitation, “H57” and “Hotel 57”), (d) all claims and causes of action arising out of or in connection with the Property after the Closing Date, to the extent the same are assigned to Buyer hereunder, (e) to the extent assignable, the Licenses and Permits, (f) all books, records, guest history information, marketing and leasing material and forms, notices from governmental authorities, correspondence, budgets, and other data and information, in each case relating to the ownership or operation of the Property (excluding any appraisals, strategic plans for the Property, internal analyses, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents) and (g) trade names, trademarks and other identifying material of the Property and all related goodwill.

“Proration Items” shall have the meaning ascribed in Section 9.6(a).

“Purchase Price” shall have the meaning ascribed in Section 2.2.

“Real Property” shall mean the Land, the Improvements, and the Fixtures.

“Reimbursable Capital Expenses” shall mean costs or expenses for any capital expenditures or improvements made by Seller for the Property after the Effective Date hereof but before Closing.

“Reimbursable Lease Expenses” shall mean, collectively, any and all expenses and fees described below in this definition paid or incurred by Seller prior to Closing arising out of or in connection with any amendment to or modification (approved by Buyer as provided herein) of a Pre-Effective Date Lease executed between the Effective Date and the Closing Date or any New Lease approved by Buyer as provided herein. Reimbursable Lease Expenses shall include, without limitation, (a) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the Tenant’s build-out requirements with regard to such an amendment or modification to a Pre-Effective Date Lease or New Lease, (b) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with such an amendment or modification to a Pre-Effective Date Lease or New Lease and (c) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a New Lease to its landlord under another lease (whether or not such other lease covers space in the Property) in connection with such a New Lease.

“Rent Roll” shall have the meaning ascribed in Section 3.2(a).

“Rents” shall mean all fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proration share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, storage rentals, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by tenants under the Leases or from other occupants or users of the Property, but excluding amounts received for Operating Expenses. The term “Rents” as used in this Agreement shall specifically exclude any sums and charges payable by transient hotel guests or under any Bookings.

“Replacement Manager” shall have the meaning ascribed in Section 7.7(a).

“Reporting Person” shall have the meaning ascribed in Section 5.4(a).

“Review Period” shall have the meaning ascribed in Section 3.1.

“Seller Accounts Receivable” shall have the meaning ascribed in Section 9.6(p).

“Seller Date Down Certificate” shall have the meaning ascribed in Section 9.3(o).

“Seller Default Reimbursement” shall have the meaning ascribed in Section 5.1.

“Seller’s Liabilities Holdback” shall have the meaning ascribed in Section 6.2.

“Seller Liability Ceiling” shall have the meaning ascribed in Section 5.6(a).

“Seller Liability Threshold” shall have the meaning ascribed in Section 5.6(a).

“Senior Foreign Political Figure” means a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

“SRO” means a self-regulatory organization.

“Subsequent Violations” shall have the meaning ascribed under the definition of “Permitted Exceptions” in this Section 1.1.

“Survey” shall mean that certain existing ALTA and other surveys and other drawings of the Land and Improvements more particularly described on Exhibit “I” attached hereto.

“Survival Amount” shall have the meaning ascribed in Section 6.2.

“Survival Period” shall have the meaning ascribed in Section 6.2.

“Tax Proceedings” shall have the meaning ascribed in Section 9.6(d).

“Tenant Deposit” means all advance rents and security deposits (whether cash or non-cash, including without limitation letters of credit) paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller’s behalf pursuant to the Leases and not applied in accordance with the terms of the applicable Lease (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenants or as required by law).

“Tenant Notice Letters” shall have the meaning ascribed in Section 9.3(f).

“Tenants” shall mean all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Leases, including tenants, subtenants, and licensees.

“Termination Nullification Notice” shall have the meaning ascribed in Section 5.6(c).

“Termination Nullification Period” shall have the meaning ascribed in Section 5.6(c).

“Termination Payments” shall have the meaning ascribed in Section 7.6(b).

“Title IV Plans” shall have the meaning ascribed in Section 6.1(q)(ii).

“Title Commitment” shall have the meaning ascribed in Section 4.1.

“Title Company” shall mean LandAmerica American Title Company.

“Title Objections” shall have the meaning ascribed in Section 4.2.

“Title Policy” shall have the meaning ascribed in Section 4.3.

“Union” shall have the meaning ascribed in Section 7.6(a).

“Union Agreement” shall have the meaning ascribed in Section 7.6(a).

“Variance” shall have the meaning ascribed in Section 7.7(b).

“Violations Holdback” shall have the meaning ascribed in Section 8.5.

“Waiver Notice” shall have the meaning ascribed in Section 5.6(c).

Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Agreement to Purchase and Sell. Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property.

Section 2.2 Purchase Price. Buyer shall pay Seller the purchase price of Ninety-Nine Million Dollars ($99,000,000) (the “Purchase Price”) by wire transfer, to an account or accounts designated by Seller, of immediately available funds at Closing. The Purchase Price, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction or waiver of all conditions precedent to the Closing as described herein.

Section 2.3 Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer shall deposit via wire transfer the sum of Five Million Dollars ($5,000,000) in immediately available funds as a deposit (together with all interest accrued thereon, the “Initial Deposit”) with Escrow Agent, whose address is as indicated in Section 10.3. On or before the December 2, 2007 Buyer shall deposit the sum of Two Million Dollars ($2,000,000) in immediately available funds (the “Additional Deposit”) with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to collectively as the “Deposit.” Upon being deposited with Escrow Agent, the Deposit shall be non-refundable, except as otherwise expressly provided in Sections 3.1, 3.6, 3.8, 4.2, 5.1, 5.6(c), 7.8, and 10.2(b) herein. The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of this Agreement. Interest earned on the Deposit shall be considered part of the Deposit for purposes of delivery of the Deposit by the Escrow Agent and shall be applied against the Purchase Price at Closing. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

Section 2.4 Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Buyer has paid to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances.

Section 2.5 Intentionally Omitted.

Section 2.6 Assumption of Obligations. As additional consideration for the purchase and sale of the Property, at Closing Buyer will (i) take the Property subject to all of the Permitted Exceptions; (ii) assume and perform all of the covenants and obligations of Seller, Seller’s predecessors in title and Seller’s Affiliates pursuant to the Contracts being assumed by Buyer under the terms of this Agreement to the extent accruing or arising out of events occurring on or after the Closing Date, including without limitation any obligation to pay leasing commissions that are attributable to any period of time arising from and after the Closing Date with respect to renewals or expansions of Pre-Effective Date Leases which are exercised after the Effective Date, or in connection with New Leases approved by Buyer as provided herein, other than as set forth in Section 9.6 below; (iii) assume and perform all of the lessor’s obligations under the Pre-Effective Date Leases and the New Leases being assumed by Buyer under the terms of this Agreement to the extent accruing or arising out of events occurring (x) before the Closing Date if such obligation relates to the following: to make and perform maintenance, replacements, repairs, improvements or corrections to physical or environmental conditions at, or physical elements of, the Property, or the legal compliance status of the Property, or the operation of building systems at, or physical elements of, the Property or (y) on or after the Closing Date, provided that such assumption shall not include the obligation to make payment of any leasing commissions for Pre-Effective Date Leases except to the extent expressly set forth above; (iv) assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses in accordance with Section 8.2 of this Agreement; (v) assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller or any of its Affiliates resulting from, arising out of, or in any way related to any Licenses and Permits assigned to Buyer, to the extent accruing or arising out of events occurring (x) before the Closing Date if such obligation relates to the following: to make and perform maintenance, replacements, repairs, improvements or corrections to physical or environmental conditions at, or physical elements of, the Property, or the legal compliance status of the Property, or the operation of building systems at, or physical elements of, the Property or (y) on or after the Closing Date; and (vi) assume and perform all of the lessee’s obligations under the Ground Lease whether accruing or arising out of events occurring before, on or after the Closing Date. Buyer also hereby assumes the obligation to pay any brokerage commissions or leasing fees due and payable, or which will become due and payable, for the exercise after the Effective Date of any renewal, expansion or other option under any Pre-Effective Date Lease, which first becomes due and payable after the Effective Date (but only to the extent disclosed in the Due Diligence Items), and to construct and perform any improvements to be performed by the landlord under a Lease of space at the Property to build-out the space for a Tenant’s occupancy, and to pay any amounts to be paid by the landlord under a Lease of space at the Property to fund the build-out of the space for a Tenant’s occupancy, under New Leases or under renewals or expansion options under Pre-Effective Date Leases which are first exercised after the Effective Date. The provisions of this Section 2.6 shall survive the Closing without limitation.

ARTICLE 3

BUYER’S DUE DILIGENCE

Section 3.1 Review Period.

Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is one (1) Business Day after the Effective Date, except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property (such evaluation, whether performed prior to the date of this Agreement or after the date of this Agreement, herein called the “Due Diligence”). Buyer acknowledges that Seller has heretofore delivered to Buyer (or made available) for Buyer’s review the materials in the digital data room maintained by the Broker and all other information reasonably requested by Buyer, including without limitation the Lease, the Contracts and the Ground Lease, that is relevant to the management, operation, use, occupancy or leasing of or title to the Property and that is in the possession or control of Seller. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice of termination to Seller, in which event: (i) the Escrow Agent shall promptly return to Buyer the Deposit together with all interest, if any, accrued thereon, (ii) this Agreement shall terminate automatically, (iii) Buyer shall return to Seller all materials supplied by Seller to Buyer, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except as otherwise expressly provided in this Agreement.

Section 3.2 Delivery Period. (a) Buyer acknowledges that Seller has delivered to Buyer, or made available to Buyer for inspection at the Property or at the office of the Manager, or in the digital data room maintained by the Broker the rent roll statement (the “Rent Roll”) with respect to the Property prepared by Seller, which Rent Roll is attached hereto as Exhibit “M”, together with copies of all written Leases referenced on the Rent Roll. Buyer acknowledges that all of the materials in the digital data room reflected in the index to such data room attached hereto as Exhibit “O” have been made available to Buyer for its review, except, as of the Effective Date, as noted on Exhibit “P”.

(b) All Due Diligence Items are furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in, and as limited by, this Agreement, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Sections 3.5 and 10.11 below.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) there exists any conflict or discrepancy between the Due Diligence Items, on the one hand, and any of the exhibits and schedules attached hereto and made a part hereof and/or the representations and warranties made by Seller herein, on the other hand, or (ii) the materials comprising Due Diligence Items contain information not set forth in any exhibit or schedule attached hereto or not disclosed in or covered by any representations or warranties made by Seller herein, then in either such event, the exhibits and schedules attached hereto and/or the representations and warranties of Seller made herein shall be deemed modified to the extent required such that the same shall be deemed to reflect and contain any conflicting or supplemental information contained in the materials comprising the Due Diligence Items, and Seller shall not be deemed to have breached the representations contained in this Agreement by reason of such conflict, discrepancy or the exclusion of such supplemental information from the exhibits and schedules attached hereto and/or the representations and warranties made by Seller herein, as the case may be.

Section 3.3 Site Visits. Buyer and its Licensee Parties shall have reasonable access to the Real Property during normal business hours on at least twenty-four (24) hours’ prior notice to Seller. Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Licensee Parties, and in all events Seller shall have the right to have a representative present during any visits to or inspections of the Real Property by Buyer or any Licensee Parties. Buyer and its Licensee Parties will conduct any visits or inspections in a manner which is not disruptive to Tenants, guests at the Real Property or the normal operation of the Real Property. Buyer and its Licensee Parties will not contact Manager or any leasing agents of the Real Property without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed. Neither Buyer nor any Licensee Parties may contact any Tenants or guests at the Real Property or make any inquiries of such Tenants or guests at the Real Property which in any way relate to the Real Property or to Seller without Seller’s prior written consent. In the event that Buyer desires to conduct any physically intrusive inspections, such as sampling of soils, other media, building materials, or the like, Buyer shall identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent. Any such consent from Buyer shall in no way waive or limit Buyer’s indemnification obligation under Section 3.4 below or obligations under the second to last sentence of this Section 3.4. Upon receipt of Seller’s written consent, Buyer and all Licensee Parties shall, in performing such inspection, comply with reasonable procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would knowingly violate any of the Licenses and Permits or Laws and Regulations. Buyer and its employees and contractors shall, at their expense: (i) maintain comprehensive general liability (occurrence) insurance in terms and amounts (at least $2,000,000) satisfactory to Seller covering any accident arising in connection with the presence of Buyer or any of its contractors, employees or other persons acting at its direction on the Real Property or Improvements, and deliver a certificate of insurance, which names the Seller, the Manager and such other persons as Seller shall reasonably designate as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (ii) promptly pay when due the third-party costs of all entry and inspections and examinations done by Buyer and its Licensee Parties with regard to the Property; and (iii) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken. The provisions of the preceding sentence shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to any survival limitation set forth in Section 6.2

Section 3.4 Buyer’s Due Diligence Indemnity. Buyer shall defend, indemnify, and hold harmless Seller, Seller’s managers, officers, partners, shareholders, employees, lenders, representatives and members, as applicable, and each of their Affiliates and the Manager and its Affiliates from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to a Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s Due Diligence, Buyer’s or any Permitted Outside Parties’ breach of their obligations under Section 3.5 or Buyer’s or any Licensee Parties’ entry upon the Real Property, except to the extent such losses, costs, damages, claims and liabilities arise from any loss in value of the Property arising from unfavorable test results, studies, evaluations, or recommendations (except to the extent that Buyer worsens such condition or matters as a result of such investigation, sampling or tests) or as a result of gross negligence or willful misconduct of the Seller. The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to any survival limitation set forth in Section 6.2.

Section 3.5 Confidentiality. Buyer agrees that any information, including all of the Due Diligence Items, obtained by Buyer or its attorneys, partners, accountants, advisors, consultants, lenders or investors or the attorneys, partners, accountants, advisors and consultants of such lenders or investors (collectively, for purposes of this Section 3.5, the “Permitted Outside Parties”) in the conduct of its Due Diligence, to the extent the same is not otherwise public information, shall be treated as confidential pursuant to Section 10.11 of this Agreement and shall be used only to evaluate the acquisition of the Property from Seller. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, such Due Diligence Items will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are involved in evaluating the Property, except as otherwise permitted by Section 10.11. Buyer agrees not to divulge the contents of such Due Diligence Items except in accordance with this Section 3.5 and Section 10.11 of this Agreement. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver. Buyer agrees that it shall, upon the termination of this Agreement for any reason, as part of the consideration owing to Seller, (x) provide Seller with copies of the third party reports, studies, appraisals and other material relating to the Property as Buyer may have received and/or commissioned which contain information that, is inconsistent with (i) the representations and warranties made by Seller herein or (ii) the disclosure items set forth on Exhibit C attached hereto.

Section 3.6 Tenant Estoppel Certificates. Seller shall, at its sole cost and expense, use commercially reasonable efforts to obtain, from each of the Opia Restaurant and Kenneth Cole Tenants, a written estoppel statement in the form attached hereto as Exhibit “W” (the “Tenant Estoppels”), dated no earlier than the date that is thirty (30) days prior to the Closing Date that was scheduled at the time that the Tenant Estoppels were requested. If Seller is unable to obtain all of the Tenant Estoppels by the Closing Date or if either of the Tenant Estoppels contain statements or information that is reasonably unacceptable to Buyer and Seller elects not to cure or cannot within a reasonable time (not to exceed 10 Business Days after notice by Buyer thereof) cure any of the unacceptable information contained in the Tenant Estoppels, Buyer may elect to either (1) terminate this Agreement by giving written notice to Seller and Escrow Agent within two (2) Business Days of receipt of such Tenant Estoppel, in which event the Deposit shall be paid to Buyer, and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (2) waive Seller’s obligation hereunder to deliver all of the Tenant Estoppels, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If Buyer does not exercise its right to proceed under clause (1) of the preceding sentence within the two (2) Business Day period mentioned therein, Buyer shall be deemed to have elected to proceed under clause (2) of the preceding sentence. Buyer acknowledges (i) that the Tenant Estoppel from Opia may list an obligation on behalf of the tenant to obtain certain permits to use its space and notices of default from Seller in connection therewith and (ii) that such information shall not be deemed to be reasonably unacceptable for purposes of this Section 3.6.

Section 3.7 Contracts. Prior to expiration of the Review Period, Buyer may deliver written notice (“Contract Notice”) to Seller of the Contracts that Buyer desires Seller to terminate, so long as such Contracts are terminable upon written notice and Seller is not obligated to pay any termination or similar fee. Seller shall, upon receipt of the Contract Notice, deliver written notice to the vendors under such Contracts set forth in the Contract Notice, but the termination of those Contracts shall not be a condition precedent to Buyer’s obligations hereunder. If Buyer does not deliver the Contract Notice as and when required hereunder, Buyer shall be deemed to have elected to assume all of the Contracts.

Section 3.8 Ground Lease Estoppel. Seller shall, at its sole cost and expense, exercise its rights under Section 27(C) of the Ground Lease to obtain, and shall use commercially reasonable efforts (without any obligation to initiate litigation but with the right to do so in its sole discretion) to obtain, from the Ground Lessor a written estoppel statement in the form described therein, subject only to changes reasonably acceptable to Buyer (the “Ground Lease Estoppel”), dated no earlier than the date that is thirty (30) days prior to the Closing Date that was scheduled at the time that the Ground Lease Estoppel was requested. Buyer acknowledges that the Ground Lease Estoppel may list violations of building, fire, sanitary, environmental, housing and similar Laws and Regulations and notices to cure in connection therewith including without limitation the notices to cure set forth on Exhibit “J” hereto. If Seller is unable to deliver the Ground Lease Estoppel on the originally scheduled Closing Date (the “Original Closing Date”), Seller may elect (but shall not be obligated) to continue to pursue obtaining the Ground Lease Estoppel, and shall be entitled to a reasonable adjournment of the Closing Date to a date no more than 30 days after the Original Closing Date (the “Adjourned Closing Date”) for the purpose of obtaining the Ground Lease Estoppel. If Seller is unable to obtain the Ground Lease Estoppel by (x) the Original Closing Date and elects not to continue to pursue the Ground Lease Estoppel, or (y) by the Adjourned Closing Date, or if the Ground Lease Estoppel obtained by Seller contains any statements or information that is reasonably unacceptable to Buyer and Seller elects not to, or cannot within a reasonable time (not to exceed 10 Business Days), cure such unacceptable information, Buyer may elect to either (1) terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event the Deposit shall be paid to Buyer, and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (2) waive Seller’s obligation hereunder to deliver the Ground Lease Estoppel, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If Buyer fails to give Seller and Escrow Agent such written notice in a timely manner, then Buyer shall be deemed to have elected to proceed under clause (2) of the preceding sentence.

ARTICLE 4

TITLE AND SURVEY

Section 4.1 Title to Real Property. Buyer has obtained a commitment for an ALTA policy of title insurance with respect to the Real Property (the “Title Commitment”), (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage, and (c) a copy of any current plat of survey, or update of an earlier plat of survey, obtained by Buyer with respect to the Property (the “Current Survey”), to the extent Buyer deems the same necessary or desirable to enter into this Agreement. Buyer shall deliver a copy of the same to Seller promptly after the later of the date hereof and the date of Buyer’s receipt thereof, but neither the receipt of any of the same, nor Buyer’s satisfaction with the contents thereof (except with respect to any matter affecting the Real Property which may first arise after the date of this Agreement, as to which Buyer shall retain the right to object in accordance with and subject to the provisions of this Agreement if the same is not a Permitted Exception), shall be conditions to Closing since Buyer completed its diligence before entering into this Agreement and has no right to terminate this Agreement on the basis of any matter or condition occurring or existing prior to the date of this Agreement.

Section 4.2 Certain Exceptions to Title. If Buyer discovers any title or survey matter which first arose after the date of this Agreement, which is not a Permitted Exception and which is objectionable to Buyer on the basis that it is material and adverse to the use and occupancy of the Real Property as presently used and occupied or renders title unmarketable, then Buyer shall provide Seller with written notice of its objection to same (a “Title Objection”). If Buyer fails to make a Title Objection to any such matter within five (5) Business Days following the date that Buyer first learns of such matter, Buyer shall be deemed to have approved same, and all such matters shall be deemed additional “Permitted Exceptions”. If Buyer timely notifies Seller of any Title Objections, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) Business Days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) to cure the Title Objections. In the event that Seller shall fail to cure a Title Objection which Seller has committed in writing to attempt to cure prior to Closing (as the same may be adjourned pursuant to the forgoing sentence), then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such Title Objection and proceed to Closing, or (ii) to terminate this Agreement and receive a return of the Deposit, and any interest thereon. For purposes of the foregoing, a Title Objection shall be deemed to have been cured by the Title Company’s providing affirmative insurance or an endorsement with respect the Title Objection that is reasonably acceptable to Buyer. In no event shall Buyer be required to object to, and the term “Permitted Exceptions” shall not include, mortgages, liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims otherwise for the delivery of goods or the performance of services, each of which shall be paid in full by Seller and released at Closing. If the Property shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other taxes or any encumbrances or other title exceptions which would be grounds for Buyer to reject title hereunder, the same shall not be deemed an objection to title provided that, at the time of the Closing, either (a) Seller delivers certified or official bank checks at the Closing in the amount required to satisfy the same and delivers to Buyer and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit the same as an exception to its title policy) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments or (b) the Title Company will otherwise issue or bind itself to issue a policy which will insure Buyer against collection thereof from or enforcement thereof against the Property.

Section 4.3 Title Insurance. At Closing, Buyer shall arrange for the Title Company to issue to Buyer or be irrevocably committed to issue to Buyer an extended coverage ALTA owner’s form title policy pursuant to the Title Commitment (the “Title Policy”), in the amount of the Purchase Price, insuring that good leasehold title to the Real Property under the Ground Lease is vested in Buyer subject only to the Permitted Exceptions. Buyer shall cause the Title Company to allow National Land Tenure Company to place co-insurance for the Title Policy of at least 25% of the amount thereof with Commonwealth Land Title or any other national title insurer of National Land Tenure Company’s choosing. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request. Notwithstanding anything to the contrary, at Closing, Seller agrees to deliver to the Title Company such documents (which documents may consist of, in lieu of providing copies of any organizational documents of any member of Seller, an officer’s certificate of the Seller prepared by Seller’s counsel) as are reasonably required by the Title Company to evidence Seller’s authority to consummate the transaction contemplated hereby and an owner’s title affidavit in the form attached hereto as Exhibit “V”.

ARTICLE 5

REMEDIES AND DEPOSIT INSTRUCTIONS; INDEMNIFICATION

Section 5.1 Permitted Termination; Seller Default. If the sale of the Property is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to terminate the Agreement, whereupon Buyer shall be entitled to receive the return of the Deposit and to receive from Seller in addition reimbursement of the documented out-of-pocket expenses incurred by Buyer in connection with the negotiation and execution of this Agreement, performing its due diligence hereunder and preparation for Closing, up to but not in excess of Two Hundred Thousand Dollars ($200,000.00) (the “Seller Default Reimbursement”), or (b) to enforce specific performance of this Agreement. Buyer expressly waives its rights to seek any damages in the event the sale of the Property is not consummated due to Seller’s default hereunder. In the event that Buyer terminates the Agreement as a result of Seller’s default with respect to its obligations hereunder, if Buyer fails, on or before thirty (30) days following the date upon which Closing was to have occurred, to deliver to Seller a written demand certified by a principal of Buyer for reimbursement of documented out-of-pocket expenses incurred by Buyer in the negotiation and execution of this Agreement, performing its due diligence hereunder and preparation for Closing, up to but not in excess of Two Hundred Thousand Dollars ($200,000.00), together with supporting documentation, then Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit but without reimbursement for any of the expenses incurred by Buyer. If the Closing does not occur for any reason other than Buyer terminating this Agreement as a result of Seller’s default with respect to Seller’s obligations hereunder (and other than as expressly provided in Sections 3.1, 3.6, 3.8, 4.2, 5.1, 5.6(c), 7.8, and 10.2(b)), Buyer shall not be entitled to receive back any portion of the Deposit unless, on or before thirty (30) days following the date upon which Closing was to have occurred, Buyer makes a written demand to Escrow Agent in accordance with the provisions of Section 5.3 for return of the portion of the Deposit to which Buyer believes it is entitled, which demand shall state with specificity the reasons that Buyer believes it is entitled to receive return of said portion of the Deposit.

Section 5.2 BUYER DEFAULT; LIQUIDATED DAMAGES. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER (INCLUDING A FAILURE BY BUYER TO PERFORM THE GROUND LEASE RELEASE OBLIGATION IN ACCORDANCE WITH SECTION 7.8(a) OR CAUSE AN INVALIDATION OF THE GROUND LESSOR CONSENT OR THE REQUEST FOR

SUCH CONSENT BY ASSIGNING ITS RIGHTS HEREUNDER AS PROVIDED IN SECTION 10.4), THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 9.7 AND 10.11. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY SIGNING THIS AGREEMENT, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 3.4, 9.7 AND 10.11.

Section 5.3 Deposit Instructions. The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

At the Closing, Escrow Agent shall deliver the Deposit (including any interest thereon) to Seller. If a party to this Agreement believes that it is entitled to payment of the Deposit (or any portion thereof) in accordance with the terms of this Agreement other than in connection with the Closing, such party shall make a written demand upon Escrow Agent for payment of the Deposit to it setting forth in reasonable specificity the basis for its belief, and instructions for disbursement of the funds requested. Upon receipt of a written demand from Seller or Buyer claiming entitlement to disbursement of any portion of the Deposit pursuant to the provisions of this Agreement (other than a disbursement to Seller at Closing), Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Buyer or Seller, whichever did not claim such funds pursuant to such notice) and, unless such other party, within ten (10) Business Days following receipt of notice of such demand, notifies Escrow Agent in writing of any objection it has to such requested disbursement of the Deposit, Escrow Agent shall disburse the Deposit to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. If the party that did not initially demand disbursement of the Deposit notifies Escrow Agent of an objection to such disbursement within the specified ten (10) Business Day period, Escrow Agent shall hold the disputed amount in escrow until it receives a written direction signed by both parties or an order issued by a court or, if the parties have elected arbitration, an arbitrator selected by the parties.

Notwithstanding the foregoing, in the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

The Escrow Agent shall invest the amount in escrow in accounts which are federally insured, which invest solely in government securities, or which are reasonably satisfactory to Seller and Buyer, and shall be applied in accordance with the terms of this Agreement.

Section 5.4 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b) Seller and Buyer hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

Section 5.5 Indemnification.

(a) Indemnification of Buyer. Subject to the limitations on damages set forth in Section 5.6 and 6.2 below and elsewhere in this Agreement and provided that Buyer gives timely notice of any Claim in accordance with Section 5.6(b) below, Seller shall indemnify, defend and hold harmless Buyer from and against the net diminution, if any, in the total value of the Property resulting from, and any other actual and documented out-of-pocket losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by Buyer as a result of:

(i) the material breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement;

(ii) provided that Buyer makes a Claim with respect thereto prior to the Closing Date, any material change reflected in the Seller Date Down Certificate to the extent such change could reasonably be expected to have a material and adverse effect on the use and occupancy of the Property as presently used and occupied, and to the extent such change is not, for purposes of any change to the representations given by Seller in: (1) Section 6.1(g) below, due to any condemnation arising between the Effective Date and the Closing Date of the property beyond the footprint of the building at the Property (such as the street, the sidewalk or development rights) or of any right below the ground level of such building such as utility easement, (2) Section 6.1(j)(2) below, due to anything occurring in the ordinary course of business or pursuant to any collective bargaining or union agreement or (3) Section 6.1(r)(5) below, due to a violation of building, fire, sanitary, environmental, housing or similar Laws and Regulations or notices to cure or notices of default in connection therewith;

For the avoidance of doubt and without limitation, Seller’s representations and warranties made in Section 6.1 below shall be subject to the limitations on recourse for such representations and warranties set forth in Sections 3.2(c), 5.6, 6.2 and 7.5 and the survival period set forth in Section 6.2 below.

(b) Indemnification of Seller. Subject to the limitations on damages set forth in Section 5.6 below, Buyer hereby agrees, with respect to this Agreement, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(ii) the conduct and operation by Buyer of the business at the Property after the Closing; and

(iii) any liability or obligation of Buyer assumed by Buyer at Closing, including but not limited to those set forth in Section 2.6 above.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Agreement, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Property, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that the Indemnified Party shall indemnify, and release from its indemnity obligations hereunder, the Indemnifying Party for such Legal Action.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action (subject to reasonable satisfactory joint defense agreement) and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business, provided, however, if Buyer withholds its consent on this basis, Buyer shall be responsible for further defending such Legal Action, and the Indemnifying Party’s liability for such Legal Action shall be capped at what its liability for such Legal Action would have been had such settlement offer been accepted.

Section 5.6 Limitations on Damages, etc.

(a) Notwithstanding anything to the contrary herein contained, (i) neither party shall be entitled to recover any consequential, special or punitive damages against the other party with respect to the breach of any representation, warranty, covenant or agreement of the other party contained in this Agreement, the Date Down Certificates or under any indemnification or for a materially adverse change in Seller’s representations (to the extent that Seller indemnifies Buyer for such change pursuant to Section 5.5(a)(iii) below) as reflected in the Seller Date Down Certificate given hereunder (a “Claim”), (ii) if a Claim against Seller occurs and the total amount of actual losses, cost, damage or expense incurred or reasonably expected to be incurred by Buyer, including any diminution in the value of the Property (collectively, “Losses”) from such Claim and from all other Claims against Seller, is less than One Hundred Thousand Dollars ($100,000) (the “Seller Liability Threshold”), then Buyer shall not be entitled to recover any damages as a result of such Claim(s), provided, however, that if any additional Claims against Seller occur and the total amount of the Losses from all such Claims equals or exceeds the Seller Liability Threshold, Buyer shall be entitled to recover damages for the entire amount of such Losses, (iii) the aggregate liability of Seller arising by reason of or in connection with all such alleged Claims, whether asserted prior to or after the date of Closing, and including, without limitation, any liability under Section 5.5 or any other section of this Agreement, or any document delivered by Seller at the Closing or in connection with the transactions contemplated hereby, shall not in any event exceed Three Million Dollars ($3,000,000) (the “Seller Liability Ceiling”), and (iv) Seller shall have no liability to Buyer for any Claim if Buyer has not timely delivered a Claim Notice with respect thereto as required pursuant to Section 5.6(b) below.

(b) Any Claim by Buyer, whether made prior to or after the Closing, shall be made by Buyer by delivering to Seller written notice (a “Claim Notice”) promptly after Buyer has learned of the breach or breaches underlying such Claim (but, without limiting the forgoing, in no event, later than twelve (12) months, after such date) and, in all events, prior to expiration of any applicable Survival Period. Each Claim Notice shall set forth (a) a description in reasonable detail of the claimed breach or breaches, (b) the Section and subsection of this Agreement or other document under which the claimed breach or breaches is (are) asserted, and (c) Buyer’s good-faith calculation of the sum of the net diminution, if any, in the total value of the Property resulting from such breach or breaches and the total amount of any other actual and documented out-of-pocket losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred or reasonably expected to be incurred by Buyer as a result of such breach or breaches (collectively, the “Claimed Damage”). TIME SHALL BE OF THE ESSENCE in respect of Buyer’s obligation to deliver to Seller a Claim Notice as and when and in the manner herein provided.

(c) If, prior to the Closing, Buyer shall assert a Claim or Claims the Claimed Damage for which has potential aggregate Losses in excess of the Seller Liability Threshold (a “Material Breach”), then Buyer may, as its sole and exclusive remedy, either (x) proceed to close title to the Property without adjustment of the Purchase Price on account of the breach or breaches underlying such Claim(s) and waive by written notice to Seller (a “Waiver Notice”) such breach or breaches (it being understood and agreed that the closing of title hereunder under such circumstances shall in and of itself be deemed to constitute such waiver by Buyer, whether or not such Waiver Notice is actually delivered) or (y) terminate this Agreement by giving written notice thereof, which termination shall be effective upon the expiration of the Termination Nullification Period (as hereinafter defined) unless Seller is entitled hereunder to give, and before said date of expiration has given, a Termination Nullification Notice as provided below. If Buyer has elected to terminate this Agreement pursuant to clause (y) immediately above, Buyer shall receive a full refund of the Deposit, together with any interest earned thereon, and Buyer shall be entitled to collect the Seller Default Reimbursement in accordance with Section 5.1 above; provided, however, that Seller may nullify such termination within ten (10) Business Days of receipt of Buyer’s written election to terminate (the “Termination Nullification Period”) by delivering to Buyer a notice (a “Termination Nullification Notice”) nullifying such termination and advising Buyer of its election to adjourn the Closing Date for a period not to exceed sixty (60) days to attempt to cure such Material Breach (cure constituting any action which causes the total amount of the net adverse affect on the value of the Property, and the actual loss, cost, damage or expense incurred or reasonably expected to be incurred by Buyer from the Claimed Damage not to exceed the Seller Liability Threshold) in which event Buyer shall be required to close title to the Property without any adjustment to the Purchase Price upon completion of such cure within such adjournment period. If Seller fails to complete such cure within the above-mentioned sixty-day period, Buyer shall have the right to terminate this Agreement by written notice, and, upon the exercise of such termination right, Buyer shall be entitled to the return of the Deposit, and Buyer shall be entitled to collect the Seller Default Reimbursement in accordance with Section 5.1 above.

(d) To provide for the timely payment of any Claims asserted by Buyer against Seller after the Closing, an amount equal to not less than the Seller Liability Ceiling reduced by the aggregate amount of all of Seller’s liability for Claims that it has settled (whether by payment, purchase price adjustment or otherwise, in any case to Buyer’s reasonable satisfaction) (the “Escrow Funds”) shall be withheld at Closing from the Purchase Price payable to Seller and shall be deposited for a period of twelve (12) months in an escrow account with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit “Q” (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Agreement. Upon the expiration of the such 12-month period, the balance of the Escrow Funds will be disbursed to Seller (less the amount of the potential Losses from any Claims that have been asserted by Buyer against Seller to the extent that such Losses are more than the Seller Liability Threshold in the aggregate), and all interest accrued in the Escrow Funds shall be disbursed to Seller from time to time upon Seller’s written request to Escrow Agent and shall accrue for the exclusive benefit of Seller.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1 Representations and Warranties of Seller. Subject to the provisions of Sections 3.2(c) and 6.2, Seller makes the following representations and warranties as of the Effective Date:

(a) Status. Seller is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of New York.

(b) Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c) Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity applicable to Seller or the Property or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound, provided that this representation does not address the Ground Lease which is addressed elsewhere in this Agreement.

(d) Suits and Proceedings. Except for the proceedings described in Exhibit “C” and in Exhibit “R”, (1) there are no legal actions, suits or similar proceedings pending and served, or, to Seller’s knowledge, threatened in writing affecting or relating to the Property and (2) to Seller’s knowledge, there are no claims, charges, grievances, demands, or government investigations, including but not limited to state, local or federal government agency actions, or similar proceedings affecting or relating to the Property that are material and have been asserted, and which, in the case of both clauses (1) and (2) above, (i) are not adequately covered by existing insurance or (ii) if adversely determined, would materially adversely affect Seller’s ability to consummate the transactions contemplated hereby.

(e) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) Consents. No consent, waiver, approval or authorization is required from any person or entity (that would materially adversely affect Seller’s ability to consummate the transactions contemplated hereby or has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby, provided that this representation does not address the Ground Lease, which is addressed elsewhere in this Agreement.

(g) Condemnation. Seller has not received any written condemnation notice with respect to all or any part of the Property, and, to Seller’s knowledge, no action in condemnation of the Property is currently pending or threatened.

(h) Bankruptcy. Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(i) Leases. As of the date hereof, (1) the list of Leases attached hereto as Exhibit “B” is a complete and accurate list, in all material respects, of all of the Leases affecting the Property as of the date hereof, (2) copies of the Leases that have been provided to Buyer are true, complete and correct in all material respects, (3) Seller has not received any written notice from a Tenant of (x) a default by Seller (as landlord) under any commercial Lease or (y) a material default by Seller (as landlord) under any residential Lease, in each case, which default has not been cured prior to the Effective Date and, to Seller’s knowledge, Seller is not otherwise in default under any commercial Lease or material default under any residential Lease, (4) except as set forth on Exhibit “B”, Seller has not given any written notice to any Tenant of (x) a default under a commercial Lease or (y) a material default under a residential Lease, in each case, which default has not been cured prior to the Effective Date, (5) Exhibit “S” lists all of the Tenant Deposits which have not been applied in accordance with the terms of each respective Lease, and (6) the information in the rent roll attached hereto as Exhibit “M” is true, complete and correct in all material respects as of the Effective Date. (7) Seller is not obligated to construct or to cause to be constructed (x) any improvements of space at the Property to build-out the space for a Tenant’s occupancy under any commercial Lease or (y) any material improvements of space at the Property to build-out the space for a Tenant’s occupancy under any residential Lease, in each case, which have not been accepted by the Tenant as complete in all material respects, other than as set forth in Part I of Exhibit “N”. (8) Seller is not obligated to pay (A) any amounts to be paid to fund the build-out of space at the Property for a Tenant’s occupancy under any commercial Lease, or for other Tenant improvements or (B) any material amounts to be paid to fund the build-out of space at the Property for a Tenant’s occupancy under any residential Lease, or for other Tenant improvements, which have not been paid in full, other than such portions of the amounts set forth in Part II of Exhibit “N” which portions are not paid prior to Closing. Seller is not obligated to pay any brokerage commission or leasing fee for the term of any Lease which is in effect as of the Effective Date, other than such portions of the amounts set forth in Part III of Exhibit “N” which portions are not paid prior to Closing. For purposes of this Section 6.1(i) only, the term “Leases” shall include only those Leases to which Seller is a party or with respect to which Seller has succeeded to the interest of lessor or landlord which affect any portion of the Real Property.

(j) Employees. (1) Except for the Union Agreement and that certain Employment Agreement between Peter Jaques and Fifty Seventh Street Operating LLC, dated as of August 2006, as assigned to Citylife Hotel 57 Management LLC by that certain Assignment and Assumption Agreement, dated as of November 22, 2006, by and between Fifty Seventh Street Operating LLC, and Citylife Hotel 57 Management LLC, neither Seller nor Manager is a party to or bound by any collective bargaining agreement, union agreement or other agreement with or relating to Employees. (2) Set forth on Exhibit “Y” hereto is a complete and accurate list of all Employees stating for each Employee (i) whether or not the Employee is covered by the Union Agreement and (ii) their salary, hire date and current job title. Before closing, Seller will provide to Buyer or Replacement Manager, information concerning the Employees’ current wages, benefits, accrued vacation and sick leave. (3) To the best of Seller’s knowledge, no Employee has been improperly classified as exempt for purposes of federal, state and local wage and hour laws. If Seller discovers before Closing that any Employee has been improperly classified as exempt for purposes of federal, state or local wage and hour laws, Seller shall inform Buyer thereof with reasonably promptness, and the liability for such improper classification during periods prior to Closing shall be covered by Seller’s indemnification of Buyer. All Employees who are covered by the terms of the Union Agreement have been properly classified and paid wages and benefits in compliance with the Union Agreement through the date of the Closing. All Employees who have not been paid wages or benefits pursuant to the Union Agreement have been properly excluded from coverage under the Union Agreement. The Opia Restaurant grievance and/or demand for arbitration, dated May 30, 2006 #u06-006, has been settled by the Seller and Manager with the Union in the Me Too Agreement between the Union and Seller and Manager, dated as of August 1, 2007 with no back pay liability.

(k) Contracts. To Seller’s knowledge, all material service contracts, construction contracts, equipment leases and other contracts (excluding the Leases and Ground Lease for purposes of this Section 6.1(k)) entered into by Seller or Manager on behalf of Seller and relating to the Property (including all amendments thereto) in effect as of the Effective Date are listed in Exhibit “D”. To Seller’s knowledge, Seller has not received any written notice from a vendor of a material default by Seller under any material Contract which material default has not been cured prior to the Effective Date and, to Seller’s knowledge, Seller is not otherwise in material default under any material Contract, and Seller has not given any written notice of a material default under a Contract to any vendor which default has not been cured prior to the Effective Date. Seller has delivered or made available to Buyer in the digital data room a copy of each material written Contract which is true, complete and correct in all material respects to periods of time to occur after the Closing, and any material Contract that is not written is either month-to-month or terminable at will. There are no leasing or brokerage agreements relating to the

Property and, to Seller’s knowledge, there are no claims or rights for brokerage commissions or finder’s fees in connection with the leasing of any portion of the Property that will remain in effect or bind Buyer after the Closing Date.

(l) Permits. Seller has delivered or made available to Buyer in the digital data room copies of all material Licenses and Permits which are true copies thereof in respects material to periods of time to occur after the Closing.

(m) Patriot Act. To Seller’s knowledge, Seller is not in violation of any applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executives orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(n) OFAC. Neither (i) Seller nor any Person controlled by Seller, nor (ii) to the knowledge of Seller, any Person who controls Seller; is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(o) Gift Certificates, Bookings. Seller has delivered or made available to Buyer in the digital data room either copies of or information regarding substantially all current Bookings of the Property and substantially all outstanding gift certificates, coupons or vouchers that entitle the holder thereof to a credit (whether in a specified dollar amount or for a specified item, such as a room night) to be applied against the usual charge for rooms, goods and services at the Property (collectively, the “Gift Certificates”) applicable to the Property, which information is true, complete and correct in all material respects.

(p) [Intentionally Omitted].

(q) ERISA.

(i) Seller either: (i) is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code, and none of Seller’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code, or any substantially similar Federal, State or municipal law) “plan assets” for purposes of 29 CFR Section 2510.3-1, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code; or (ii) is an “employee benefit plan” as defined in ERISA, but not subject to ERISA or to Section 4975 of the Code, or it is an entity the assets of which are not considered to be “plan assets” or an “employee benefit plan” which is subject to ERISA or Section 4975 of the Code, and the consummation of the transaction contemplated by this Agreement will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or otherwise result in a violation of any Federal, State or municipal law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code.

(ii) With respect to each plan subject to, or previously subject to Title IV of ERISA to which Seller or any entity aggregated with Seller under Section 414(b) or (c) of Section 4001 of ERISA (each an “ERISA Affiliate”) or Manager, sponsors, maintains or contributes to, or has had any liability or obligation to contribute to with respect to the Employees (the “Title IV Plans”), to Seller’s knowledge (1) no lien in favor of any Title IV Plan, the Internal Revenue Service or the Pension Benefit Guaranty Corporation has arisen or been threatened against Seller or Manager; (2) neither Seller nor Manager has incurred or reasonably expects to incur prior to the Closing Date any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Title IV Plan; and (3) no plan withdrawal has occurred for which liability has been assessed; and (4) no potential withdrawal liability exists from any action of Seller occurring prior to Closing with respect to any Title IV Plan covering Employees.

(iii) Seller has no ERISA Affiliates except as set forth on Exhibit “Z” hereto. To Seller’s knowledge, with respect to each multiemployer plan in which any ERISA Affiliate participates or has participated, (1) no ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (2) no ERISA Affiliate has failed to make any required contributions.

(iv) Other than the benefit plans set forth on Exhibit “Y” hereto (the “Existing Employee Plans”), there are no “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which (1) is subject to any provision of ERISA, (2) is or has been entered into, maintained, administered or contributed to by Seller or any of its ERISA Affiliates and (3) currently covers any Employee of the Property or natural Person formerly employed at the Property (all of the foregoing are referred to collectively herein as the “Employee Plans”). Buyer is not assuming the Guardian Plan or Oxford Plan referenced on Exhibit “Y” hereto, and Seller or Manager shall be responsible for any COBRA obligations with respect to such plans.

(v) Other than the Existing Employee Plans, there are no material employment, severance pay, continuation pay or termination pay, or other similar written contracts, arrangements policies, or plans or arrangements providing for health, medical, life or other welfare benefit coverage (including insured, self-insured or other arrangements), disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits or providing for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is or has been entered into, maintained, administered or contributed to, as the case may be, by Seller or any of its ERISA Affiliates and which currently covers any Employee or natural Person formerly employed at the Property. Prior to the closing, Seller will deliver to Buyer or Replacement Manager true and complete copies of all Employee Plans referenced in the Union Agreement. To Seller’s knowledge, all contributions and premiums that are required to have been made by Seller or Manager to any Title IV Plan or Multiemployer Pension Plan, or by any ERISA Affiliate of the Seller with respect to any Title IV Plan, under the terms of such Multiemployer Pension Plan or Title IV Plan, applicable law, or an applicable collective bargaining agreement, for all complete and partial periods up to and including the Closing Date, have been made or will be made to the appropriate Multiemployer Pension Plan or Title IV Plan on or before the Closing Date.

(vi) Seller and Manager have contributed to the Multiemployer Pension Plan covered by the Union Agreement since no earlier than January, 1996.

(r) Ground Lease. (1) Set forth on Exhibit “J” attached hereto is a list setting forth the lease, and all amendments and modifications thereto, pursuant to which Seller leases the Real Property (the “Ground Lease”). (2) Seller has delivered to Buyer a true, complete and correct copy of the Ground Lease. (3) Seller has paid all fixed or base rent payable under the Ground Lease through the date of this Agreement. (4) Seller has paid all commercial rent tax, if any, due in respect of rent payable under the Ground Lease, through the date of this Agreement. (5) Seller has paid all other amounts due and payable under the Ground Lease through the date of this Agreement that either have been billed by Ground Lessor or of which Seller has knowledge. (6) Except as set forth on Exhibit “J”, Seller has not received any unresolved written notices of default from the landlord under the Ground Lease (“Ground Lessor”) except as set forth on Exhibit “J”, and to the knowledge of Seller the Order and Judgment issued February 27, 2007 by the Supreme Court of the State of New York applicable to the notices set forth on Exhibit “J” has not been appealed, rescinded or modified and remains in full force or effect. Except as set forth on Exhibit “B”, there exist no subleases entered into by Seller.

(t) Environmental Matters. Except as otherwise disclosed in the environmental reports which Seller has delivered to Buyer, Seller has not received any notice that any environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement pertaining to compliance with Environmental Laws is pending or threatened with respect to the Property or any portion thereof .

Section 6.2 Survival Period; Limitation on Liability. The representations and warranties of Seller set forth in Section 6.1 will survive the Closing until the date that is twelve (12) months after the Closing Date (the “Survival Period”). Seller shall have no liability with respect to any of Seller’s representations or warranties herein or in any document delivered by Seller at the Closing or in connection with the transactions contemplated hereby provided that (x) prior to the Closing, Buyer has actual knowledge of such breach of representation or warranty of Seller, or Buyer obtains prior to the Closing such actual knowledge (from whatever source whether as a result of Buyer’s Due Diligence, the Seller Date Down Certificate, other written disclosure by Seller or Seller’s agents and employees or otherwise) that contradicts such representation or warranty, or information in the Due Diligence Items contradicts such representation or warranty, and Buyer nevertheless proceeds to Closing and (y) the breach of such representation or warranty occurred after the date hereof. Sections 9.7 and 10.11 will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided in this Agreement, will not survive the Closing Date but will be merged into the closing documents delivered at the Closing.

Section 6.4 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Kevin Maloney or Paisley Boney and no others, at the times indicated only, without duty of inquiry whatsoever.

Section 6.5 Liability of Individual Persons. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, any shareholder, manager, officer partner or member of Seller, as applicable, or related to or arising out of these representations and warranties.

ARTICLE 7

REPRESENTATIONS , WARRANTIES AND COVENANTS OF BUYER

Section 7.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following as of the Effective Date:

(a) Status. Buyer is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

(b) Authority. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

(c) Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity applicable to Buyer or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

(e) Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f) Patriot Act. To Buyer’s knowledge, Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the Patriot Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(g) OFAC. Neither (i) Buyer nor any Person controlled by Buyer; nor (ii) to the knowledge of Buyer, any Person who controls Buyer; is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(h) Senior Foreign Political Figure. Unless disclosed in writing to Seller on the date hereof, Buyer is not a Senior Foreign Political Figure, an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, or controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, to the best of Buyer’s knowledge, after making due inquiry, none of the direct or indirect owners of Buyer (other than any owner(s) of any interest(s) in a public reporting company) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

Section 7.2 [Intentionally Omitted.]

Section 7.3 Buyer’s Independent Investigation. Buyer acknowledges that by the expiration of the Review Period, unless Buyer notifies Seller otherwise in writing (in which case Buyer shall be entitled to exercise its rights under Section 3.1 above to terminate this Agreement, but, for purposes of Section 5.1 above, such notice and the circumstances underlying such notice shall not constitute a default by Seller that entitles Buyer to reimbursement of any of the expenses set forth therein), Buyer shall have been given, or waived its right to, a full opportunity to inspect and investigate, and shall have reviewed as thoroughly as it desires, each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

Any easements and/or access rights affecting the Property;

The Leases and all matters in connection therewith, including, without limitation, the ability of the Tenants to pay rent, the tenant improvements performed or to be performed and the construction contract relating thereto;

The Contracts, the Licenses and Permits and any other documents or agreements of significance affecting the Property; and

All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS BEEN AFFORDED THE OPPORTUNITY TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF OR IN OTHER PROVISIONS OF THIS AGREEMENT, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT AS MAY BE REPRESENTED AND WARRANTED IN SECTION 6.1 OR IN OTHER PROVISIONS OF THIS AGREEMENT, (1) SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND (2) NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER

THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property. Buyer acknowledges and agrees that it has had the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller or of any member, manager, officer, director, agent or attorney of Seller. Buyer acknowledges that all information obtained by Buyer will be obtained from a variety of sources and Seller, except as expressly provided in this Agreement, will not be deemed to have represented or warranted the completeness, adequacy, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer. Upon Closing, Buyer will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges that Seller has delegated the day-to-day management and operation of the Property to a third party manager of the Property. Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property, “AS IS, WHERE IS,” with all faults, except as otherwise expressly provided in this Agreement. Buyer acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Buyer and Seller have specifically bargained for the assumption by Buyer of all responsibility to investigate the Property, Laws and Regulations, Leases, Contracts and Permitted Exceptions and of all risk of adverse conditions and have structured the Purchase Price and other terms of this Agreement in consideration thereof. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any member of Seller, any broker or other agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property, except as otherwise expressly provided in this Agreement. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SUBSECTION 7.3 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

Section 7.4 Buyer’s Release of Seller.

(a) Seller Released From Liability. Seller is hereby released from all responsibility and liability to Buyer regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. Buyer acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions with respect to the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

(b) Survival. The waivers and releases by Buyer in subsection 7.4(a) shall survive either (a) the Closing, or (b) any termination of this Agreement.

Section 7.5 Discharge. Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event that the sale of the Property is not consummated due to a breach by Seller shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability hereunder expressly stated herein to survive Closing.

Section 7.6 Union Agreements.

(a) Buyer acknowledges that the Property is covered by the Industry Wide Agreement between the New York Hotel & Motel Trades Council, AFL-CIO, (the “Union”) and the Hotel Association of New York City, Inc, effective as of July 1, 2006, as amended by that certain Me Too Agreement between the Union and Seller and Manager, dated as of August 1, 2007 (the “Union Agreement”). Buyer shall on the Closing Date cause Replacement Manager to offer employment to and hire all of the Employees on their existing terms and conditions of employment (including, but not limited to, existing seniority, compensation and benefits) and cause Replacement Manager to assume the Union Agreement. Buyer shall use commercially reasonable efforts to, at Closing, provide Seller with a true and complete copy of the executed agreement between Replacement Manager and the Union which effectuates Replacement Manager’s obligation to assume the Union Agreement and to employ all unionized Employees under their then current terms and conditions of employment as of the date of the Closing. In the event that Buyer sells the Property during the term of the Union Agreement, Buyer shall require the purchaser of the Property and/or the purchaser’s manager to offer employment to and hire all of the employees then covered by the Union Agreement on their existing terms and conditions of employment (including, but not limited to, existing seniority, compensation and benefits) and cause the purchaser and/or purchaser’s manager to assume the Union Agreement. Promptly after the Effective Date, but in any case, no less than ten (10) Business Days prior to the Closing, Seller shall give the Union written notice of the execution of this Agreement.

(b) Buyer agrees to indemnify, defend and hold Seller and Manager free and harmless from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including those in connection with enforcing this indemnity) first arising under the Union Agreement on and after the Closing Date (including, but not limited to, any liability as a result of the Worker Adjustment and Retraining Notification Act). Without limiting the general application of the preceding sentence, it is specifically agreed that Buyer agrees to indemnify, defend and hold free and harmless Seller and Manager from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including in connection with enforcing this indemnity), arising out of a failure by either Buyer or Replacement Manager to adopt the Union Agreement or offer employment to all Employees subject to the Union Agreement under the terms and conditions applicable to them immediately prior to the closing; and (y) with respect to any severance or termination pay or any pension plan withdrawal liability arising as a result of the transaction covered by this Agreement or of any sale or change in ownership or management of the Property. Seller agrees to indemnify, defend and hold Buyer (and Replacement Manager) free and harmless from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including in connection with enforcing this indemnity) first arising under the Union Agreement before the Closing Date, but specifically excluding any pension plan withdrawal liability arising as a result of the transaction covered by this Agreement for the period January 1996 to the Closing Date.

The obligations and undertaking of Buyer under this Section 7.6 are a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement. The provisions of this Section 7.6 shall survive the Closing.

Section 7.7 Multiemployer Pension Plan.

(a) In addition to its indemnification obligations under Section 7.6 above, Buyer shall cause any property manager retained by Buyer with respect to the Property (“Replacement Manager”) to assume responsibility for, and pay when due, all contributions required to be made to the Multiemployer Pension Plan in accordance with the terms of the Union Agreement on and after the Closing Date, for substantially the same number of contribution base units for which Seller (or Manager) had an obligation to contribute with respect to the Property. For purposes of this Agreement, “Multiemployer Pension Plan” shall mean the multiemployer pension plan covered by the Union Agreement or its successor agreements.

(b) Buyer and Replacement Manager shall take appropriate steps to satisfy ERISA Section 4204 with respect to the transaction contemplated by this Agreement. During the period commencing on the first day of the plan year following the Closing Date and ending on the expiration of the fifth (5th) such plan year (the “Contribution Period”), Buyer shall cause Replacement Manager to provide to the Multiemployer Pension Plan either a bond, letter of credit or an escrow in an amount and manner meeting the requirements of section 4204 of ERISA. Notwithstanding anything contained in this Section 7.7 to the contrary, neither Buyer nor Replacement Manager shall be obligated to provide any bond, letter of credit or escrow required herein in the event and to the extent that Buyer (or Replacement Manager) obtains from the Pension Benefit Guaranty Corporation (the “PBGC”) or the Multiemployer Pension Plan a proper variance or exemption under section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of said variance or exemption are met (a “Variance”). Seller agrees to cooperate with and assist (and cause Manager to cooperate with and assist) Buyer (or Replacement Manager) in connection with any application for such a variance or exemption made by Buyer (or Replacement Manager) to the PBGC or the Multiemployer Pension Plan including, but not limited to, requesting from such Multiemployer Pension Plan such data and information that Buyer requests in writing that Seller (or Manager) obtain from such plan. The full costs and expenses relating to the provision of any bond, letter of credit or escrow required under this Section 7.7 shall be paid by Buyer (or Replacement Manager).

(c) Buyer agrees that any action on its (or Replacement Manager’s) part that causes withdrawal liability (either partial or complete) during the Contribution Period shall be for valid business reasons only. In the event of a subsequent sale of the Property by Buyer during the Contribution Period, Buyer agrees to comply with the provisions of section 4204(a)(1) of ERISA.

(d) If Buyer (or Replacement Manager) at any time withdraws from the Multiemployer Pension Plan in a complete or partial withdrawal with respect to the Employees covered by the Union Agreement during the Contribution Period, the employer of these Employees (i.e., the Seller or Manager, as applicable, as set forth in section 4204 of ERISA) shall be secondarily liable for any withdrawal liability it would have incurred with respect to such Employees (but for the provisions of section 4204 of ERISA) if the withdrawal liability of Buyer (or Replacement Manager) with respect to such Multiemployer Pension Plan is not paid. Because of such potential liability, Buyer agrees to provide (or cause its manager to provide) Seller at least ten (10) days advance notice of any action or event which could result in the imposition of withdrawal liability contemplated by this Section 7.6(d), and in any event Buyer shall immediately furnish (or cause its manager to furnish) Seller with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Pension Plan, together with all the pertinent details.

The obligations and undertaking of Buyer under this Section 7.7 are a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement. The provisions of this Section 7.7 shall survive the Closing.

Section 7.8 Ground Lease Assumption.

(a) Within five (5) Business Days of execution of this Agreement, Buyer shall deliver to Seller information regarding Buyer’s experience in managing and operating the Property and its net worth and ability to perform all of the obligations of the lessee under the Ground Lease (the “Ground Lease Assumption Evidence”). Buyer shall cooperate with Seller, at no cost to Buyer, in Seller’s efforts to (x) effect a release (the “Ground Lease Guaranty Release”) from Ground Lessor in favor of Ziel Feldman of that certain Guarantee Until Delivery of Possession given by Ziel Feldman in favor of Ground Lessor in connection with the execution of the Ground Lease (the “Ground Lease Guaranty”) in accordance with the terms thereof and (y) cause Ground Lessor to deliver to Seller confirmation of such Ground Lease Guaranty Release. If Ground Lessor does not deliver confirmation of the Ground Lease Guaranty Release no less than one (1) Business Day prior to the Closing Date, Buyer shall, on the Closing Date, deliver to Ground Lessor a guaranty in substitution of the Ground Lease Guaranty from a person or persons having a cumulative net worth in excess of Ten Million Dollars ($10,000,000) of which at least Two Million Dollars ($2,000,000) is in liquid assets (the “Ground Lease Substitution Guaranty”) and deliver to Seller a copy thereof along with evidence of such person’s net worth (such obligation of Buyer, the “Ground Lease Release Obligation”).

(b) Buyer shall cooperate with Seller (including, but not limited to, posting a substitute letter of credit or cash deposit), in Seller’s efforts to cause Ground Lessor to return to Seller the letter of credit in the amount of One Million Dollars ($1,000,000), together with such other documents as are necessary to release Seller from its obligations thereunder, currently being held by Ground Lessor as security for the obligations of Seller under the Ground Lease pursuant to Article 39 thereof (the “Ground Lease Letter of Credit”). If Ground Lessor does not return the Ground Lease Letter of Credit by the Closing Date, Buyer shall continue to cooperate with Seller’s efforts to cause such return (including, but not limited to, posting a substitute letter of credit or cash deposit to the extent the same has not already occurred) and either (x) deliver to Seller a sight draw letter of credit in the amount of One Million Dollars ($1,000,000) in form acceptable to Seller in its reasonable discretion or (y) establish and fund a reserve account in the amount of One Million Dollars ($1,000,000) which shall be held by Escrow Agent, and Seller shall have the right to draw upon such letter of credit or reserve account in the event of any draw on the Ground Lease Letter of Credit.

(c) Seller shall deliver to Ground Lessor notice of Seller’s intent to assign the Ground Lease to Buyer as contemplated hereunder within five (5) days of receipt of the Ground Lease Assumption Evidence (such notice shall include the Ground Lease Assumption Evidence and request Ground Lessor’s approval thereof with language that is reasonably satisfactory to Buyer), and Seller shall use its commercially reasonable efforts to cause Ground Lessor to deliver its written consent to such assignment prior to the Closing Date, provided that if Ground Lessor fails to respond to such notice within ten (10) days of receiving same, such failure to respond shall be deemed Ground Lessor’s delivery of written consent for purposes of this sentence. If Ground Lessor does not deliver such written consent by the Closing Date and does not fail to respond to such notice by the expiration of the aforementioned ten-day period, either Seller or Buyer shall have the right to terminate this Agreement by giving written notice to the other party, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement.

ARTICLE 8

LEASES; MAINTENANCE OF PROPERTY

Except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

Section 8.1 New Leases; Lease Modifications. After the Effective Date, Seller shall not, without Buyer’s prior written consent in each instance, which consent shall not be unreasonably withheld and shall be reasonably given or denied in good faith, with the reasons for such denial specified in reasonable detail, enter into a New Lease; modify or amend any Pre-Effective Date Lease or any New Lease entered into prior to the Closing Date (except pursuant to the exercise by a Tenant of an option or other right contained in such Tenant’s Lease); or consent to any assignment or sublease in connection with any Pre-Effective Date Lease or New Lease, unless Seller has no legally effective right to object thereto pursuant to the applicable Lease (provided that Seller shall have the right to consent to a sublease of the premises currently leased under that certain lease dated November 8, 2006 with Indulge Boutique for the retail store at 696 Lexington or an assignment of such lease; provided that Seller reasonably deems satisfactory the terms of such sublease or assignment, such sublease or assignment does not result in a material modification of such lease, and , and the existing tenant is not released from its liability under such Lease); or modify or terminate any Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Seller shall provide Buyer with an executed copy of any such New Lease or Lease modification, amendment, assignment, sublease, or termination promptly after the execution and delivery thereof. If any Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed to have approved such action. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer’s rejection. Notwithstanding the provisions of this Section 8.1, Seller shall have the right, without giving notice to or receiving the consent of Buyer, to make (and accept cancellations of) Bookings.

Section 8.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or by acceleration) any Reimbursable Lease Expenses unpaid as of the Closing, and all other leasing costs and expenses associated with the Property which arise or become payable after the Closing. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims for such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, and such other leasing costs and expenses attributable to periods of time after the Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and such other leasing costs and expenses and the payment thereof. The provisions of this Section 8.2 shall survive the Closing. Buyer hereby assumes all obligations with respect to future exercise of rights by any Tenant under its Lease, including without limitation a right to renew its Lease or expand its space, and Buyer shall indemnify Seller against any claims by any broker in connection with its exercise of any such rights after Closing.

Section 8.3 Lease Enforcement. Subject to the provisions of Section 8.1 above, prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Pre-Effective Date Lease or New Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any Tenant), and to apply all or any portion of any Tenant Deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by Tenants, and the exercise of any such rights or remedies in accordance with the affected Leases and applicable law shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

Section 8.4 Certain Interim Operating Covenants. Seller covenants to Buyer that Seller will, from the Effective Date until Closing: (a) continue to operate, manage and maintain the Property in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Section 10.2; (b) maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Land and the Improvements of the Property as of the Effective Date; and (c) not enter into any new contract for the provision of goods or services to or with respect to the Property or renew, extend, modify or replace any of the Contracts unless such contract is terminable as of the Closing Date without payment of any fees or penalty or unless Seller pays such fees or penalties or Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that Manager has certain rights under the Management Agreement, including without limitation, the right to execute certain contracts and other agreements and to take certain actions with respect to the Property, and the performance of Manager’s rights and obligations under the Management Agreement shall not result in a breach by Seller of its obligations under this Agreement. Between the Effective Date and the Closing Date, the hiring and employment policies with respect to Employees of who are employees of Manager shall remain within the sole control of Manager. Manager shall remain the sole judge of the fitness and qualifications of such Employees and Buyer hereby acknowledges and agrees that Manager is vested with such discretion in hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such Employees, as is set forth in the Management Agreement. In addition, Seller shall terminate the Management Agreement effective as of the Closing Date and pay any and all costs and expenses of termination thereof.

Section 8.5 Violations. Seller shall continue to use its commercially reasonable efforts (in the same manner it has been making such efforts heretofore) to cure the Existing Violations and all Subsequent Violations, if any; provided, however, if any Existing Violations or Subsequent Violations remain uncured and Closing nevertheless occurs, Seller shall nevertheless be obligated to continue to use such commercially reasonable efforts to cure the same and shall establish and fund a reserve account (the “Violations Holdback”) in the amount of One Hundred Thousand Dollars ($100,000) which shall be held by Escrow Agent for use by Seller or Buyer to cure any such remaining violations. Upon the earlier of (x) the expiration of one (1) year from the Closing Date and (2) the date on which all of such violations being cured, the balance of the Violations Holdback will be disbursed to Seller (less any amounts spent by Buyer for its reasonable costs to cure such violations, which such amounts shall be disbursed to Buyer). All interest accrued in the Violations Holdback shall be disbursed to Seller from time to time upon Seller’s written request to Escrow Agent and shall accrue for the exclusive benefit of Seller. This Section 8.5 shall survive Closing.

Section 8.6 Post-Closing Receipt of Rents. In the event that, after the Closing, Seller receives any Rents or other amounts due from one or more Tenants with respect to any period that is, in whole or in part, from and after the Closing Date, Seller shall promptly remit to Buyer the entirety of such funds, or Buyer’s pro rata share thereof, as applicable.

Section 8.7 Liquor License. Seller has obtained that certain Hotel Liquor License covering the Property, issued to Seller by the New York State Liquor Authority, effective as of September 10, 2007 and expiring as of August 31, 2009 (the “Liquor License”). To the extent that Buyer desires to have the Liquor License transferred to Buyer at Closing, and if such procedure or procedures are permitted under applicable law, Seller shall use commercially reasonable efforts to cooperate with Buyer (at Buyer’s sole cost and expense) in Buyer’s efforts to have such the Liquor License transferred to Buyer. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to be a representation on the part of the Seller that the Liquor License is transferable to Buyer. Furthermore, this transaction is not conditioned on Seller’s transfer of the Liquor License or any other license or permit by the New York State Liquor Authority to Buyer.

ARTICLE 9

CLOSING AND CONDITIONS

Section 9.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as escrow instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2 Closing. The closing hereunder (“Closing”) shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made (subject to any right of adjournment granted to Seller hereunder), through escrow at Escrow Agent’s office no later than December 18, 2007, or such other date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”), and at such other place in New York, New York as

Seller unilaterally may direct in writing. Such date, as to which date time shall be of the essence, may not be extended without the prior written approval of both Seller and Buyer. No later than 12:00 p.m. Eastern Time on the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 9.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. No later than 3:00 p.m. Eastern Time on the Closing Date, (a) Buyer shall direct the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.6), less any costs or other amounts to be paid or escrowed by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts required to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the appropriate payees or escrow out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

Section 9.3 Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deposit into escrow the following items:

(a) Four (4) duly executed counterparts of an Assignment and Assumption of the Ground Lease for the Ground Lease in the form attached hereto as Exhibit “E” (the “Assignment and Assumption of the Ground Lease”), and, if Seller was able to obtain the same pursuant to Section 7.8, the written consent of the lessor thereunder to the assignment of the Ground Lease to Buyer;

(b) Two (2) duly executed counterparts of a Bill of Sale for the Personal Property in the form attached hereto as Exhibit “F” (the “Bill of Sale”);

(c) Two (2) duly executed counterparts of an Assignment and Assumption of Leases for all of the Leases at the Property in the form attached hereto as Exhibit “G” (the “Assignment and Assumption of Leases”);

(d) Two (2) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property for all of the Contracts except the Management Agreement in the form attached hereto as Exhibit “H” (the “Assignment and Assumption of Contracts”);

(e) An affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller, or if Seller is a disregarded entity, the first entity that owns Seller that is not a disregarded entity, is not a “foreign person” within the meaning of Section l445(f)(3) of the Code, in the form attached hereto as Exhibit “K”;

(f) Notices to each Tenant of the Property, signed by the Seller that shall disclose that the Property has been sold to Buyer, that Buyer has received any Tenant Deposits and assumed liability therefor, and that, after the Closing, all rents and other amounts payable should be paid to Buyer or Buyer’s designee (the “Tenant Notice Letters”) in the form attached hereto as Exhibit “L”;

(g) Seller shall deliver to Buyer a set of keys to the Property on the Closing Date. Location of any of the items referred to in this subsection at the Property on the Closing Date shall be deemed to be delivery to Buyer (this may be accomplished outside of Escrow);

(h) Duly completed and signed municipal and State of New York real estate transfer tax returns for the Property;

(i) A closing statement setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

(j) An updated Exhibit “N” containing the information described in Section 6.1(i);

(k) An affidavit pursuant to Section 4.3 and any gap indemnity reasonably requested by the Title Company to implement the provisions of this Agreement in accordance with customary market practices;

(l) Documents to establish to Title Company’s reasonable satisfaction the due authorization of Seller to sell the Property and to perform its obligations hereunder (which documents may consist of, in lieu of providing copies of Seller’s organizational documents, an officer’s certificate of the Seller prepared by Seller’s counsel, if acceptable to the Title Company);

(m) One photocopy of the duly executed Ground Lease;

(n) Such other documents and instruments as are required under this Agreement to be delivered by Seller on or before Closing;

(o) A date down certificate confirming Seller’s representations and warranties set forth in clauses (a) through (h), (i)(1)-(5), (i)(7)-(8), (j), (l), (m), (n), (q), (r) and (s) of Section 6.1 above (and not any other representations or warranties given hereunder) remain true and accurate in all material respects, or stating any changes thereto (the “Seller Date Down Certificate”);

(p) Two (2) duly executed counterparts of the Post-Closing Agreement; and

(q) If applicable, with respect to any security deposits which are letters of credit, Seller shall, if the same are assignable, (a) (i) deliver to Buyer at the Closing such letters of credit and (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to effect assignment thereof, and (b) reasonably cooperate with Buyer at Buyer’s request to change to Buyer the named beneficiary under such letters of credit which are not assignable, and if Seller is unable to do so then so long as Seller does not incur any additional liability (Buyer shall indemnify, defend and hold harmless Seller for any action Seller requests that Buyer take) or expense in connection therewith Seller shall cooperate with Buyer in making any draw under any such letter of credit which Buyer reasonably believes is permitted thereunder and shall remit to Buyer any funds so collected.

Section 9.4 Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deposit into escrow the following items:

(a) The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

(b) Four (4) duly executed counterparts of the Assignment and Assumption of the Ground Lease;

(c) Two (2) duly executed counterparts of the Bill of Sale;

(d) Two (2) duly executed counterparts of the Assignment and Assumption of Leases;

(e) Two (2) duly executed counterparts of the Assignment and Assumption of Contracts;

(f) Documentation to establish to Seller’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer);

(g) Duly completed and signed municipal and State of New York real estate transfer tax returns for the Property;

(h) Copies of the Tenant Notice Letters signed by Buyer;

(i) Two (2) duly executed counterparts of the Post-Closing Agreement;

(j) A closing statement setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby and such other documents as may be reasonably required by Seller or the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

(k) A date down certificate confirming that Buyer’s representations and warranties contained in this Agreement remain true and accurate in all material respects, or stating any changes thereto (together with the Seller Date Down Certificate, the “Date Down Certificates”); and.

(l) Such other documents and instruments as are required to be delivered by Buyer on or before Closing under this Agreement, including, but not limited to the Ground Lease Guaranty Release or a copy of the Ground Lease Substitution Guaranty to the extent required under Section 7.8 above.

Section 9.5 Condition to Closing; Acceptance of the Assignment and Assumption of the Ground Lease. It shall constitute a condition precedent to each party’s obligation to consummate the Closing hereunder that all covenants, and agreements of the other party contained herein shall have been performed in all material respects; provided, however, that to the extent that the facts and circumstances underlying any representation and warranty by Seller may have changed as of the Closing Date, Seller shall have the right to represent in a certificate delivered to Buyer such changed facts and circumstances. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which pursuant to the terms of this Agreement are permitted to have occurred or did not arise by reason of a breach of any covenant made by Seller under this Agreement. The acceptance by Buyer of the Assignment and Assumption of the Ground Lease shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.

Section 9.6 Prorations and Closing Costs.

(a) Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Cut-Off Time”), in accordance with the applicable provisions of this Section 9.6, the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), payments paid or due under Contracts, revenues from guest rooms and other facilities at the Property and collected Rents and Operating Expenses payable by the Seller with respect to the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Cut-Off Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Cut-Off Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer’s reasonable approval prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed 180 days after Closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for future deposits with the utility providers. The provisions of this Section 9.6(a) will survive the Closing for twelve (12) months.

(b) Buyer will receive a credit on the Closing Statement for the prorated amount (as of the Cut-Off Time) of all Rents previously paid to or collected by Seller and attributable to any period following the Cut-Off Time. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rents will not be prorated. All sums collected by Buyer from and after Closing from each

Tenant will be applied first to Delinquent Rents owed by such Tenant to Seller and then to current amounts owed by Tenant to Buyer. Buyer agrees that any sums due Seller will be promptly remitted to Seller. Buyer shall have the exclusive right to collect any sums due Seller from Tenants under the Leases, provided that Buyer shall use commercially reasonable and diligent efforts to collect any Delinquent Rents. The provisions of this Section 9.6(b) will survive the Closing for 90 days and shall continue to survive for any delinquent rents identified within the initial period of 90 days following the Closing.

(c) All Additional Rents (as defined below) which have been received in respect to the month in which the Closing Date occurs (the “Current Month”) shall be prorated as of the Cut-Off Time. Such Additional Rents for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to, but not including, the Cut-Off Time (which shall be allocated to Seller) and the number of days in the Current Month from and after the Cut-Off Time (which shall be allocated to Buyer). Seller shall not be credited on the Closing Date with its share of rents and other tenant charges and Additional Rents for the Current Month and for all periods prior to the Current Month which have not been received as of the Closing Date. Buyer shall be solely responsible, after the Closing Date, for using commercially reasonable efforts to collect unpaid Additional Rents and remitting Seller’s share thereof to Seller. Additional Rents for calendar year 2007 are paid on an estimated basis in monthly installments. At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a reconciliation (“Additional Rents Reconciliation”) of (i) actual operating and similar expenses of the Property upon which Additional Rents are based (“Additional Rent Expenses”) for the period commencing on January 1, 2007 and ending on the last day of the Current Month (“Additional Rents Reconciliation Period”), it being understood that certain Additional Rents Expenses for the Additional Rents Reconciliation Period, if not based on actual amounts (such as certain operating expenses for the Current Month), may be reasonably estimated by Seller; and (ii) Additional Rents collected by Seller for that portion of the Additional Rents Reconciliation Period prior to the Current Month and Additional Rents payable for the Current Month. Any amount shown to be owed by Seller to the tenants of the Property under the Additional Rents Reconciliation shall be credited to Buyer at the Closing, and any amounts shown to be owed to Seller by tenants of the Property under the Additional Rents Reconciliation shall be paid to Seller upon receipt thereof from the applicable Tenant. For purposes of this Section 9.6(c), “Additional Rents” shall mean any and all amounts due from Tenants for Operating Expenses and any other tenant charges other than Rents. Notwithstanding the foregoing, amounts payable by lessees in respect of overtime heat, air conditioning or other utilities or services, freight elevator charges, supplemental water, HVAC and condenser charges, services or repairs and labor costs associated therewith, above standard cleaning and all other items which are payable to Seller as reimbursement or payment for above standard overtime services, whether pursuant to such lessee’s Lease or pursuant to a separate agreement with Seller, shall not be adjusted, and shall belong to the party furnishing such utilities, labor or services to such lessee.

(d) Real estate taxes, unmetered water and sewer charges and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), shall be apportioned on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Buyer). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year. In no event shall Seller be charged with or be responsible for any increase in the real estate taxes or assessments levied or imposed upon the Property resulting from the transfer of the Property herein contemplated or from any improvements made or Leases entered into at any time or for any reason. In the event that any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Buyer hereby assumes the obligation to pay any such installments due on and after the Closing Date. If any proceedings for the reduction of the assessed valuation of the Property (“Tax Proceedings”) relating to any tax years ending prior to the tax year in which the Closing occurs are pending at the time of the Closing, Buyer shall have the right to continue to prosecute and/or settle the same, and any refunds paid or credits made for any period(s) prior to Buyer’s ownership of the Property shall, after payment to Buyer of all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Buyer in obtaining such refund, be promptly paid in full to Seller (subject to the rights, if any, of Tenants thereto). Buyer and Seller acknowledge that Tax Proceedings are pending with respect to the Property, as shown on Exhibit “R” hereto, and Buyer agrees that it shall not settle any of such Tax Proceedings with respect to a period prior to Closing without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless any such settlement shall be for an amount payable to Seller that is not less than the anticipated credits as set forth in Exhibit “R”. From and after the Closing, Buyer is hereby authorized to commence any new Tax Proceedings and/or continue any Tax Proceedings as provided above, and in Buyer’s sole discretion at its sole cost and expense to litigate or settle same; provided, however, that Seller shall be entitled to that portion of any refund relating to the period before the Closing after payment to Buyer of all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Buyer in obtaining such refund. Buyer shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller The provisions of this Section 9.6(d) shall survive the Closing.

(e) Buyer shall receive a credit against Purchase Price at Closing for all Tenant Deposits, if any, then outstanding under the Leases which have not been properly applied to delinquent rents or other amounts pursuant to the terms of the applicable Lease, and for all Rents, if any, made in advance (to the extent not prorated as set forth in (b) above).

(f) Buyer shall receive a credit against the Purchase Price at Closing for all payments due or owing under any Contracts or for any other goods or services with respect to the Property not otherwise accounted for under this Section 9.6 for periods prior to the Closing Date, to the extent that Buyer would be liable for payment thereof if not satisfied by Seller, which amounts shall be prorated as of the Cut-Off Time. If Seller has paid any amounts under any Contracts or for any other goods or services with respect to the Property not otherwise accounted for under this Section 9.6 for periods after the Cut-Off Time, Buyer shall pay such amounts to Seller at Closing in addition to the Purchase Price.

(g) [Intentionally Omitted]

(h) Seller shall pay (a) one-half of the Escrow Agent’s escrow fee, if any (b) transfer taxes, deed stamps or similar amounts and (c) all recording fees associated with the discharges of Seller’s financing documents or other encumbrances, if any. Buyer shall pay (a) one-half of the Escrow Agent’s escrow fee, if any, (b) the premium for the Title Policy, survey costs and the costs of any endorsements Buyer may require in accordance with Section 4.3 and all costs of re-insurance and co-insurance, (c) the recording fees required in connection with the transfer of the Property to Buyer and (d) any additional costs and charges customarily charged to buyers in connection with sales of similar property in the State of New York, other than those costs and charges specifically required to be paid by Seller hereunder, including that Buyer shall pay sales tax, if any, due and payable in connection with the transactions contemplated by this Agreement.

(i) Buyer and Seller shall apportion charges and fees due under Contracts for the supply to the Property of heat, water, steam, electric power, gas and any other utilities, and telephone, if any, in respect of the billing period of the related service provider in which the Closing Date occurs (the “Current Billing Period”) on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period (it being agreed that all deposits, if any, made by Seller as security under any such public service contracts shall be credited to Seller if such amounts remain on deposit after the Closing for the benefit of Buyer; provided, however, that Seller shall be entitled in its sole discretion to receive a refund of such security deposits directly from any such service provider without credit to Buyer). Calculations hereunder shall be based upon the most recent invoice rendered to Seller by the applicable service provider and, after an actual bill covering the period ending on the Closing Date is received, the apportionment of such charges hereunder shall be recomputed. The provisions of this Section 9.6(i) shall survive the Closing.

(j) Buyer shall not be required to pay any sum, in addition to the Purchase Price, for the Consumables.

(k) Buyer and Seller shall apportion all net fixed rent and additional rent due under the Ground Lease in respect of the billing period in which the Closing Date occurs (the “Ground Lease Current Billing Period”) on a per diem basis based upon the number of days in the Ground Lease Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Ground Lease Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period. Calculations hereunder shall be based upon the most recent invoice rendered to Seller by the Ground Lessor and, after an actual bill covering the period ending on the Closing Date is received, the apportionment of such charges hereunder shall be recomputed. Buyer and Seller agree that notwithstanding anything herein to the contrary, any refund or credit due to the tenant under the Ground Lease for overpayments of any additional rent or of other amounts paid under the Ground Lease for any period prior to the Closing Date shall belong to Seller, and Buyer shall promptly remit to Seller any such amounts received by Buyer and shall promptly inform Seller if Buyer learns of any such amounts to which Seller shall or may be entitled. The provisions of this Section 9.6(k) shall survive the Closing.

(l) Buyer shall honor (and shall cause its manager to honor) all Bookings that are made by Seller or Manager on or prior to the Closing Date in the ordinary course of business and at rates that Seller customarily charges similar guests and pertain to periods on or after the Closing Date, including, without limitation, those Bookings shown on Exhibit “X” hereto. Any down payments and advance deposits that have been (i) received by Seller prior to the Closing Date and (ii) made with respect to confirmed reservations for dates on or after the Closing Date, will be credited at Closing to Buyer.

(m) Revenues from guest rooms in the Property occupied on the night containing the Cut-Off Time, including any sales taxes, room taxes and other taxes charged to guests in such rooms allocated to such rooms with respect to the night containing the Cut-Off Time (but not including any parking charges, sales from mini bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges) shall be allocated one half to Seller and one half to Buyer. All parking charges, sales from mini bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges shall be allocated to Seller if they occur before the Cut-Off Time, and to Buyer if they occur after the Cut-Off Time. All other revenues from restaurants, lounges, and other service operations conducted at the Property shall be allocated based on whether the same accrued before or from and after the Cut-Off Time, and Seller shall instruct Manager, and Buyer shall instruct its manager, to separately record sales occurring before and from and after the Cut-Off Time.

(n) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Property, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (ii) one-day functions commencing after the Cut-Off Time being allocable to Buyer; and (iii) multi day functions that include periods both before and after the Cut-Off Time being prorated between Seller and Buyer according to the period of time before and from and after the Cut-Off Time.

(o) The aggregate amount of cash in the house banks and cash on hand as of the Closing Date may be retained by Seller.

(p) To the extent Seller (on or after the Closing Date) or Buyer receives payments on account of accounts receivables owed by third parties with respect to the Property as of the Cut-Off Time, including, but not limited to, credit card sales (“Seller Accounts Receivable”), such funds shall be remitted to and be the sole property of Seller. No adjustments to the Purchase Price shall be made for any Seller Accounts Receivable, and Seller shall retain the rights to collect the same, provided, however, that Seller may not evict any Tenant or terminate any Lease or Contract in the course of pursuing such collection. Buyer shall use commercially reasonable and diligent efforts to cooperate with Seller’s efforts to collect the Seller Accounts Receivable, and Buyer shall remit to Seller any amounts it collects thereon, after deducting its reasonable costs of collection (including attorney fees). For purposes of determining the dates to which amounts paid by third parties are attributable, any indication by such third party of invoice number or dates to which the payment applies that are on, or accompanying, the payment shall be deemed conclusive. If there is no such indication, Buyer and Seller shall use good faith efforts to attempt to agree to which dates such amounts apply. If Buyer and Seller cannot so agree, such disputed amount shall be deemed first to apply to any accounts receivable aged thirty (30) or less days owed by such third party to Buyer, then to any accounts receivable aged between sixty-one (61) and ninety (90) days owed by such third party to Seller, then to any accounts receivable aged between thirty-one (31) and sixty (60) days owed by such third party to Seller, then to any accounts receivable aged thirty (30) or less days owed by such third party to Seller, then to any remaining accounts receivable owed by such third party to Buyer, then to any remaining accounts receivable owed by such third party to Seller.

(q) The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 9.6(d), corporate franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period from and after the Cut-Off Time shall be allocable to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Buyer shall receive a credit for any Operational Taxes attributable to the period prior to the Cut-Off Time which Seller has not paid and which Buyer is obligated to pay. Except for the Operational Taxes for which Buyer has received a credit under this Section 9.6(q), Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-Off Time, and Buyer shall be solely responsible for payment of such Operational Taxes with respect to the period after the Cut-Off Time. Seller hereby agrees to indemnify, save and defend, and hold Buyer harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to the Cut-Off Time for which Buyer has not received a credit, and Buyer agrees to indemnify, save and defend, and hold Seller harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to the Cut-Off Time and for which Buyer has received a credit under this Section 9.6(q). Buyer may request confirmation before closing from the appropriate taxing authorities as to any outstanding Operational Taxes, and Seller shall cooperate with Buyer in obtaining a statement from such authorities in order for Buyer to avoid successor liability for Operational Taxes attributable to the period before the Cut-Off Time.

(r) Buyer acknowledges that the employees at the Property (the “Employees”) are the employees of Manager and Seller, and that Buyer has no right to cause the termination of the Employees before Closing. In no event shall Buyer take any action as to such Employees that would create or cause any liability to Seller. As to Employees whose compensation is paid by Seller under the Management Agreement, Buyer shall receive a credit for (and shall thereupon become responsible for) accrued vacation through the Cut-Off Time, and the wages and salaries earned through the Cut-Off Time but not yet paid. Buyer shall be solely responsible for all wages, salaries, any bonuses, employment taxes, withholding taxes, and any and all vacation days, sick days and personal days, if applicable, accruing on or after the Closing Date. Buyer shall be solely responsible for any severance pay or termination payment for any Employee whose employment is terminated by Buyer or by Replacement Manager on or after Closing. Buyer shall indemnify, defend and save Seller harmless from and against any claim by any Employee for Buyer’s failure to pay (a) the severance payment, if any, due such Employee, regardless of the period to which the severance entitlement applies, and (b) all wages, salary, bonuses, vacation pay, benefits, and withholding taxes from and after the Closing Date due to such Employee. The method of calculation of all such items shall be with consistent with the Manager’s customary manner of calculating the same in preparing its reports under the Management Agreement.

(s) All other items customarily apportioned in connection with sales of properties similar to the Property in the State of New York and for which this Agreement does not otherwise provide express instructions shall be apportioned in accordance with local custom.

Section 9.7 Brokers. Buyer hereby represents and warrants to Seller only (nothing in this provision nor any other provision of this Agreement being intended to create any rights on the part of any third party beneficiary, or to create any third party beneficiary) that it did not employ or use any broker or finder to arrange or bring about this transaction except Vic Vora, and that there are no claims or rights for brokerage commissions or finder’s fees by anyone claiming by or through Buyer in connection with the transactions contemplated by this Agreement, other than the commission (“Broker’s Commission”) required to be paid by Seller to Broker pursuant to a separate agreement between Seller and Broker. Seller represents and warrants to Buyer only (nothing in this provision nor any other provision of this Agreement being intended to create any rights on the part of any third party beneficiary, or to create any third party beneficiary) that Seller has not employed any broker with respect to this transaction, other than Broker, and Seller shall only pay the Broker’s Commission. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, other than Broker, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller with respect to the claim. If any person brings a claim against Buyer for a commission or finder’s fee based upon any contact, dealings, or communication with Seller in connection with the transactions contemplated by this Agreement, then Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Buyer with respect to the claim. The provisions of this Section 9.7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 9.8 Expenses. Except as provided in Sections 9.6 and 9.7, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, in the case of Buyer, all third-party engineering and environmental review costs, its inspection costs, attorney costs, due diligence costs, etc.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

Section 10.2 Risk of Loss/Condemnation and Insurance Proceeds/Condemnation Awards.

(a) Minor Loss. In the event a fire or other casualty occurs with respect to the Property (a “Casualty”), or if all or any portion of the Property shall be taken by condemnation or transferred by deed in lieu of condemnation or any proceeding is commenced with respect to such condemnation (a “Condemnation”), Seller shall promptly notify Buyer of such Casualty or Condemnation. If the Casualty causes a loss or damage not greater than Three Million Dollars ($3,000,000) in value, Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to any of the Property or destruction of any improvements thereon, provided that, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any gross insurance proceeds collected by Seller as a result of any such damage or destruction or condemnation, less any sums expended by Seller toward the restoration or repair of the Property, including barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds. If the proceeds have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for any sums expended prior to the Closing to repair or restore the Property or to collect any such proceeds.

(b) Major Loss/Condemnation. Following any Condemnation or any damage to any of the Property or destruction of any improvements thereon by Casualty, Seller shall have the option to elect to postpone the Closing for a period of up to sixty (60) days upon one (1) Business Day’s notice to Buyer. If, on or before the Closing Date (as the same may have been postponed by Seller), a Casualty has occurred which causes a loss or damage in excess of Three Million Dollars ($3,000,000) in value or a Condemnation has occurred, then Buyer may at its option notify Seller in writing by the tenth (10th) Business Day following Seller’s notice to Buyer of the occurrence of the Casualty or Condemnation, that Buyer elects to terminate this Agreement, and this Agreement shall be so terminated and the Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further liability or obligation hereunder except as expressly set forth in this Agreement. Buyer’s failure to exercise its right under this Section 10.2 to terminate this Agreement in a timely manner shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects or is deemed to have elected to proceed with the purchase of the Property (including any damaged portion thereof), then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any gross insurance proceeds or condemnation awards collected by Seller as a result of any such Casualty or Condemnation, less any sums expended by Seller toward the restoration or repair of the Property, including barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for any sums expended prior to the Closing to repair or restore the Property, including barricades and other temporary repairs required for safety purposes, or to collect any such proceeds or awards, and the Closing shall occur without any credit against the Purchase Price.

Section 10.3 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the following address:

If to Seller:	c/o Rockpoint Fund II Acquisitions, L.L.C. 222 Berkeley Street, Suite 2250 Boston, Massachusetts 02116 Telephone: (617) 437-8400 Facsimile: (617) 437-7011 Attention: Tom Gilbane and Paisley Boney

with a courtesy copy to:	c/o Rockpoint Fund II Acquisitions, L.L.C. 13155 Noel Road/LB 54, Suite 700 Dallas, Texas 75240 Telephone: (972) 934-0100 Facsimile: (972) 713-9349 Attention: Patrick K. Fox, Esq.

and a courtesy copy to:	c/o Property Markets Group, Inc. 5 East 17th Street, 2nd Floor New York, New York 10003 Telephone: (212) 610-2855 Facsimile: (212) 610-2856 Attention: Franklin R. Kaiman, Esq.

And a courtesy copy to:	Gibson, Dunn and Crutcher LLP 200 Park Avenue, 47th Floor New York, New York 10166 Telephone: (212) 351-3871 Facsimile: (212) 351-4035 Attention: Andrew A. Lance, Esq.

If to Buyer:	c/o Apple Hospitality Companies 814 East Main Street Richmond, Virginia 23219 Telephone: (804) 727-6314 Facsimile: (804) 727-6354 Attention: Samuel Reynolds

with a courtesy copy to:	c/o Apple Hospitality Companies 814 East Main Street Richmond, Virginia 23219 Telephone: (804) 727-6338 Facsimile: (804) 727-6354 Attention: David F. Buckley, Esq.

and a courtesy copy to:	McGuireWoods LLP 901 East Cary Street Richmond, Virginia 23219 Telephone: (804) 775-4331 Facsimile: (804) 698-2119 Attention: Charles L. Menges

If to Escrow Agent:	LandAmerica American Title Company 2305 N. Plano Road Suite 3100 Richardson, Texas 75082 Telephone: (214) 570-0200 Facsimile: (214) 570-0210 Attention: Debby Moore

Any such notices may be sent by (a) certified mail, return receipt requested, deposited, postage prepaid in the U.S. mail, in which case notice shall be deemed given upon receipt or refusal of the notice by the addressee, (b) a recognized and reputable overnight courier for delivery on one (1) Business Day after deposit with such courier (on or prior to 5:00 p.m., Eastern Time; if deposited after such time, in which case notice shall be deemed given upon receipt or refusal of the notice by the addressee), or (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification (on or prior to 5:00 p.m., Eastern Time; if verification is received after such time, it shall be deemed to have been delivered on the next Business Day) that transmission to recipient was completed. The above addresses and facsimile numbers may be changed and additional parties, addresses and facsimile numbers added by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Courtesy copies of notices are for informational purposes only, and a failure to give a person a courtesy copy of any notice shall not be deemed a failure to give such notice to the party for whom such person is a courtesy copy recipient provided that any party claiming to have sent a notice must provide reasonable evidence of having sent such notice to uphold the effectiveness thereof.

Section 10.4 Assignment. Neither Seller nor Buyer shall have any right to assign this Agreement; provided, however, that Buyer may assign this Agreement to an Affiliate of Buyer, but such assignment shall not release Buyer of any of its obligations hereunder. Notwithstanding the above, Buyer shall not assign this Agreement if such assignment potentially has the effect of invalidating, delaying or impairing any consent (or deemed consent) given by the Ground Lessor to the transactions contemplated hereunder (the “Ground Lessor Consent”). This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller, such reference will include the successors and permitted assigns of Seller under this Agreement.

Section 10.5 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF NEW YORK, CITY OF NEW YORK OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF NEW YORK, CITY OF NEW YORK. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 10.3 HEREOF.

Section 10.6 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Section 10.7 Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 10.9 Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

Section 10.10 Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder, except as expressly set forth herein.

Section 10.11 Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and, prior to Closing, shall not be disclosed except to Permitted Outside Parties or as required by law. Prior to Closing, no party shall make any public disclosure of the specific terms of this Agreement, except as required by law or pursuant to a press release approved in advance by Buyer and Seller. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other party. Each Party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby or as required by law. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, or destroy (as evidenced in a written certification to such effect), all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its commercially reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information except as required by law. For purposes of this Section 10.11 only, the phrase “as required by law” shall mean as either party or its counsel shall reasonably determine is required by law or judicial process, including (without limitation) laws and regulations applicable to Buyer or its Affiliates who are public reporting companies). The provisions of this Section 10.11 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to any survival limitation set forth in Section 6.2.

Section 10.12 Performance Due On Day Other Than Business Day. If the time period for the performance of any act called for under this Agreement expires on day other than a Business Day, the act in question may be performed on the next succeeding day that is not a Business Day.

Section 10.13 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall use commercially reasonable efforts to cooperate with Buyer and furnish upon request, all financial and other information relating to the Property’s operations in the possession of Seller or its Affiliates. Such information may be used by Buyer to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC (the “SEC Statement”) on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the records to be transferred to Buyer hereunder, provided that Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for any liability incurred by Seller in connection therewith (except to the extent that such liability is due to any inaccurate affirmative information provided by Seller (but not omissions made by Seller) that Buyer has included in an SEC Statement the relevant portions of which been provided to Seller for its review and revised based on any suggestions made by Seller) beyond the recourse expressly provided for in this Agreement. If requested in writing by Buyer or its authorized representative, Seller shall provide to Buyer’s independent certified public accountant (“Buyer’s Accountant”) a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable Buyer’s Accountant to render an opinion on the financial statements related to the

Property. The representations contained in such letter shall run only to Buyer’s Accountant (and not to Buyer) and shall not in any way (i) modify the representations or warranties of Seller contained in Article 6 of this Agreement or (ii) give rise to an indemnity claim by Buyer under this Agreement. In addition, such letter shall state that although Seller shall use commercially reasonable efforts to ensure that the information contained in such letter is true and complete in all material respects, there shall be no recourse against Seller for any statement or representation given in, or omitted from, such letter.

Section 10.14 No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 10.15 No Memorandum. Buyer shall not record any memorandum disclosing this Agreement.

Section 10.16 Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

Section 10.17 Not an Offer. Presentation of drafts of this Agreement by one party hereof to the other party hereof shall not be deemed an offer, and this Agreement shall only become a binding and enforceable contract upon execution hereof by both parties.

Section 10.18 Limited Liability. Neither the members, partners, affiliates, managers, employees, representatives or agents of Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation by Seller. Neither the shareholders, members, partners, affiliates, managers, employees, representatives or agents of Buyer, nor the shareholders, officers, directors, employees or agents of any of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Buyer for the payment of any claim or the performance of any obligation by Buyer.

Section 10.19 No Third Party Beneficiaries. Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

Section 10.20 Time of Essence. Time is of the essence for this Agreement.

Section 10.21 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 10.22 Further Acts. Each party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

Section 10.23 Intentionally Omitted.

Section 10.24 Intentionally Omitted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	57TH STREET OWNER, LLC, a Delaware limited liability company

	By:	/s/ Patrick K. Fox
	Name:	Patrick K. Fox
Title:

BUYER:	APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation

	By:	/s/ Justin Knight
	Name:	Justin Knight
Title:

[Purchase and Sale Agreement for Hotel 57]

ESCROW AGENT:

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

By:
Name:
Title:

[Purchase and Sale Agreement for Hotel 57]

Exhibit “A”

Description of Land for Hotel 57

PERIMETER DESCRIPTION:

ALL THAT CERTAIN LOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE CORNER FORMED BY THE INTERSECTION OF THE WESTERLY SIDE OF OR LINE OF LEXINGTON AVENUE AND THE SOUTHERLY SIDE OF EAST 57TH STREET;

RUNNING THENCE SOUTHERLY ALONG THE WESTERLY SIDE OF LEXINGTON AVENUE, 100 FEET 5 INCHES;

THENCE WESTERLY PARALLEL WITH 57TH STREET, 90 FEET;

THENCE NORTHERLY AND PARALLEL WITH LEXINGTON AVENUE, 100 FEET 5 INCHES TO THE SOUTHERLY SIDE OF EAST 57TH STREET;

THENCE EASTERLY ALONG THE SOUTHERLY SIDE OF EAST 57TH STREET, 90 FEET TO THE POINT OR PLACE OF BEGINNING.

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Exhibit “B”

List of Leases

Lease dated December 23, 1999 with Cole 57th Street LLC for Ground Floor Retail Space and other space located at 130 East 57th Street.

Agreements with Cole 57th Street LLC regarding substantial completion of Landlord’s Work, dated September 6, 2001

Lease dated September     , 2000 with Deep Blue Group LLC for second floor and other space located at 130 East 57th Street. (Oral agreement allows tenant to use a piano practice room on the penthouse floor as an office)

Agreements Fixing Commencement Date with Deep Blue Group LLC , dated June 8, 2001

Lease dated June     , 2003 with American Leather of New York Inc. for Retail Store located at 690 Lexington Avenue.

Lease dated November     , 2002 with Subway Real Estate Corp. for Retail Store located at 692 Lexington Avenue.

Lease dated June     , 2004 with Fancy Cut Corp. for Retail Store located at 694 Lexington Avenue.

First Amendment to Lease dated August     , 2007 with Fancy Cut Corp. for Retail Store located at 694 Lexington Avenue.

Lease dated November 8, 2006 with Indulge Boutique for retail store at 696 Lexington.

Agreements Fixing Commencement Date with Indulge Boutique, dated November 7, 2006

Oral (and written where noted) lease agreements with each of the residential tenants listed on the rent roll set forth below for the room denoted on such rent roll

Note: All tenants are subject to hotel stabilization. No tenant has a written lease except where noted. No tenant has a security deposit

Current Room	Name	Original Room	Rent (Weekly)	Comments
305	Greenbaum, Harriet	1119	85.33	Letter Agreement dated May 24, 2005
306	Pascarella, Anna	407	99.00	no written agreement
310 (temp)	Daniels, Charlotte	1608	111.48	Original room 1608 was damaged by fire but has been restored and is now ready for occupancy. Tenant has been notified that 1608 is ready for her to re-occupy. Ten Day Notice to Quit given September 7, 2007. Notice of Petition (Index No. L&T 89689/07) filed September 28, 2007 to remove tenant from premises.

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509	Compton, Maria	1234	90.15	Letter Agreement dated May 25, 2005
609	Compton, Amrita	1003	141.19	VACATED; DIED weekend of Feb 24, 2007
704	Ramnagar, Mehru	1018	78.58	Agreement dated July 21, 2005, - room is temporary pursuant to letter agreement. Tenant disputes that Room 1001 qualifies as the permanent room under her agreement.
706	Rabinowitz, Helen	1021	83.70	Letter Agreement dated July 21, 2005
711	Hudson, Theresa (Brooke)	1424	24.34	Letter Agreement dated June 27, 2005; temporarily moved to room 709 while room 711 is exterminated
712	Charles, Julie	1207	85.33	Letter Agreement dated February 2005
807	Green, Barbara	807	90.45	VACATED March 12, 2007
811	Ballesta, Ivette	1419	126.59	Letter Agreement dated August 2, 2005
812	Patricia Smith	1604	77.07	Signatory to Tenant Agreement dated June 8, 2001
814	Roberson, Cynthia	825	116.57	Letter Agreement undated
906	Heaton, Hildred	1409	80.50	Vacated Spring 2007
911	Johnson, Elsie	1434	74.41	Signatory to Tenant Agreement dated June 8, 2001
912	Murphy, Ellen	1402	82.11	Signatory to Tenant Agreement dated June 8, 2001
1004	Dosch, Debra	1519	85.05	Letter Agreement dated December 9, 2004 - room was originally temporary (permanent room was to be on 14th floor) but she has verbally agreed to stay in on 1004 and in process of obtaining written confirmation
1006	Broedner, Sigrid	1508	129.23	Signatory to Tenant Agreement dated June 8, 2001; Letter Agreement dated January 20, 2006
1212	Silas, Katheryn		75.60	Signatory to Tenant Agreement dated June 8, 2001
1412	Hennessey, Eileen	1220	75.95	Signatory to Tenant Agreement dated June 8, 2001
1506	Elizabeth, Shirley	1505	79.03	Signatory to Tenant Agreement dated June 8, 2001; room is the same location but renumbered

2

List of Notices of Default Given to Tenants by Seller

Ten Day Notice to Quit given to Charlotte Daniels September 7, 2007

3

Exhibit “C”

Disclosure Items

Suits and Proceedings affecting the Property

•	A.D.A. Access Today Inc. and Nelson Stern v. Goldman, United States District Court, Southern District Of New York, Docket No. 04 Civ. 01919 (MBM). ADA action.

•	Admiral Indemnity Co. v. 57th Street Operating LLC, Supreme Court, New York County, Index No. 113458/04. Property damage being handled by insurance carrier.

•	Richard Hasten and Rochelle Hasten v. 57th Street Operating LLC, Supreme Court, New York County. Personal injury being handled by insurance carrier.

•	Samuel Ejadi v. Fifty Seventh Operating LLC, Supreme Court, New York County. Personal injury being handled by insurance carrier.

•	Reinaldo Morales v. Habitat Hotel, Supreme Court, New York County. Personal injury being handled by insurance carrier.

•	In re Fifty Seventh Street Operating LLC, Case No. 2-2044125W0, Dept. Environmental Conservation. Nonregistration of petroleum bulk storage facility.

•	Pre-action claim by four (4) prior occupants alleging damages for discrimination.

•	Notice of Petition (Index No. L&T 89689/07) filed by Seller against Charlotte Daniels on September 28, 2007 to remove tenant from premises for holdover.

Unfair Labor Practices, Charges and Complaints

•

See Notice of Office of Impartial Chairman dated May 30, 2006 re #U06-006 relating to Opia Restaurant. The Opia Restaurant grievance and/or demand for arbitration, dated May 30, 2006 #u06-006, has been settled by the Seller and Manager with the Union in the Me Too Agreement between the Union and Seller and Manager, dated as of August 1, 2007 with no back pay liability.

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Exhibit “D”

List of Service and Other Contracts

Company	Service
A&W	Fire control panel
Abalon Exterminators	Extermination
Action Carting	Garbage removal
AFA	Fire - central command & certification
Alitalia	Crew Contract
American Christmas	Christmas decoration
Argentinian	Crew Contract
Best Cleaners	Outside dry cleaning service
Carnegie	Outside laundry service
CIT Technologies	Copiers (financing)
Con Ed	Electric & gas supply
Courtesy products	Coffee machines
Craig Cohen	Union/labor lawyer
DataPlus Hospitality	Accounting system
DCI	Phone line cabling service
Digital Hold	Telephone hold message
Freedom Solutions	MTC for network firewall & router
Gray V	lobby music
hotel expert	Internal maintenance
Hotel Internet Strategies Inc	Website
Leardon Boilers	Boiler maintenance
Merchant Link	credit card processing
Michael Kleinberg	Photography, public relations
Micros Systems Inc	PMS
Network Synergy	Email service
NXTV	POD TV service
Ozone Marketing	Revenue management service
Payment Tech	Credit card merchant services
Peace of Mind Technology (POM)	Security Cameras
Pegasus SolutionsUnirez	GDS
Quench	Water cooler
RSH	UK sales representation
Securerez	Website reservations
Shift 4 Corporation	Credit card processing

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Signature	Reservations quality control
Smith Travel Services	Revenue management tool
Sorbis	Internet - wireless and changes
T Mobile	Cell phones
Time Warner Cable	Cable TV
Transel Elevator Inc	Elevator maintenace
TravelClick Rateview	Revenue management tool
Unirez / Pegasus Solutions	GDS
US LEC Corp	Local and long distance
VAS	Call Center
Verizon	T1’s

2

Exhibit “E”

Form of Assignment and Assumption of the Ground Lease

ASSIGNMENT AND ASSUMPTION OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASE, made this      day of [                    ], 2007, by and between 57TH STREET OWNER, LLC, a Delaware limited liability company (“Assignor”), and [                    ] (“Assignee”).

W I T N E S S E T H :

By Lease dated June 9, 1997 between (a) Jane Harriet Goldman, Allan Howard Goldman and Louisa Little, as Executors of the Last Will and Testament of Sol Goldman d/b/a Empire Associates Realty Co., as to an undivided sixty percent interest; Jane Harriet Goldman, Allan Howard Goldman and Louisa Little, as Co-Trustees of the Lillian Goldman Marital Trust under the Will and Testament of Sol Goldman, as to an undivided 20 percent interest, and Lillian Goldman, individually, as to an undivided 20 percent interest (“Lessor”), as lessor, and (b) 57th Street Operating LLC, a New York limited liability company (“Lessee”), as lessee, as amended by (i) that certain Letter Agreement, handwritten, undated and two pages from Lessee to Lessor, (ii) that certain Additional Lease Agreement, dated as of June 9, 1997, by and between Lessor and Lessee, (iii) that certain Amendment to Additional Lease Agreement, dated as of August 6, 1997, by and between Lessor and Lessee and (iv) that certain First Amendment to Lease, dated as of June 28, 2000, by and between Lessor and Lessee, and as assigned to Assignor by that certain Assignment and Assumption of Lease, dated as of November 22, 2006, by and between Lessee and Assignor (such lease, as amended and assigned, being hereinafter referred to as the “Lease”), Assignor currently leases the land and building located at 692 Lexington Avenue (a/k/a 130 East 57th Street), New York, New York 10022.

This Assignment and Assumption of Lease is being executed and delivered pursuant to that certain Purchase and Sale Agreement, dated as of [                    ], 2007 (the “Purchase Agreement”), by and among Assignor, as seller, and Assignee, as buyer.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, and in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

1. Assignor hereby assigns, transfers and sets over unto Assignee, its successors and assigns, all of the right, title and interest of Assignor as tenant in, to and under the Lease, to have and to hold the same unto Assignee, its successors and assigns, from and after the date hereof, for the rest and remainder of the term thereof, subject to the rents, additional rents, covenants, conditions and other provisions contained therein.

2. Assignee, for itself and it successors and assigns, hereby covenants and agrees with Assignor and its successors and assigns, that it accepts and assumes and agrees to pay, perform, observe or discharge, from and after the date hereof, all of the covenants, conditions, agreements, terms and obligations on the part of the tenant or lessee to pay, perform observe or discharge under the Lease.

3. Assignee agrees to indemnify and hold Assignor harmless from and against any and all claims, losses, liabilities and expenses (including, without limitation, attorneys’ fees) which may be asserted against, imposed upon or incurred by Assignor in connection with Assignee’s breach of any covenant, condition, agreement, term or obligation on the part of the tenant to be performed under the Lease from and after the date hereof.

4. This Assignment and Assumption of Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5. Assignor, in compliance with Section 13 of the New York Lien Law, covenants that Assignor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will so apply the same before using any part of the total of the same for any other purpose.

[Signatures Appear on Following Page]

4

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be executed as of the date and year first above set forth.

Assignor:

Witness:	57TH STREET OWNER, LLC,
a Delaware limited liability company,

	By:	57th Street Mezz, LLC,
a Delaware limited liability company, its managing member

By: 57th Street Operating, LLC, a New York limited liability company, its managing member

By: RP PMG Manhattan Hotels, LLC, a Delaware limited liability company, its managing member

By:
Name:
Title:

Assignee:

[ ]

Witness:	By:
Name:
Title:

STATE OF NEW YORK	)
) ss:

COUNTY OF NEW YORK	)

On the      day of                     , in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

(Acknowledgment for Assignor)

STATE OF NEW YORK	)
) ss:

COUNTY OF NEW YORK	)

On the      day of                     , in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

(Acknowledgment for Assignor)

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Exhibit “F”

Form of Bill of Sale

BILL OF SALE

ON                     , a Delaware limited liability company, whose address is 13155 Noel Road, Suite 700, LB 54, Dallas, TX 75240 (hereinafter referred to as “Seller”), in consideration of Ten ($10.00) Dollars in hand paid by                     , a                     , whose mailing address is                     (hereinafter referred to as “Buyer”), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, grant, assign, convey, transfer, set over, and quit-claim unto Buyer, its successors and assigns, all of Seller’s right, title and interest in and to all the Personal Property (as defined in the Purchase Agreement, hereinafter defined).

TO HAVE AND TO HOLD the Personal Property unto Buyer, its successors and assigns forever.

This Bill of Sale is made without warranty or representation, express or implied, by, or recourse against, Seller of any kind or nature whatsoever except as expressly provided in the Purchase and Sale Agreement dated as of the date hereof, by and between Seller and Buyer (the “Purchase Agreement”).

This Bill of Sale has been duly executed by Seller as of the      day of                     , 2007.

, LLC,
a Delaware limited liability company

By:
Name:
Title:

Schedule:

Schedule A                     Description of Premises

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Exhibit “G”

Form of Assignment and Assumption of Leases

ASSIGNMENT AND ASSUMPTION OF LANDLORD’S INTEREST IN TENANT

LEASES

ASSIGNMENT AND ASSUMPTION OF LANDLORD’S INTEREST IN TENANT LEASES dated                     , 2007, between                     , a Delaware limited partnership having an address at 13155 Noel Road, Suite 700, LB 54, Dallas, TX 75240 (“Assignor”) and                     , a                      having an address at                      (“Assignee”).

Background

This Assignment and Assumption of Landlord’s Interest in Leases is being executed and delivered pursuant to that certain Purchase and Sale Agreement dated as of                     , 2007 (the “Purchase Agreement”) among                     , a Delaware limited liability company, and Assignor (“Seller”), as seller, and Assignee, as buyer. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, all of Assignor’s right, title and interest in and to:

Those leases, occupancy agreements, license agreements, rental agreements, concession agreements and other written agreements entered into with any tenants relating to the Property and the buildings and other improvements located thereon, or any portion thereof, as set forth on Schedule A attached hereto (all of the foregoing leases, collectively, the “Tenant Leases”).

TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Tenant Leases.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Tenant Leases described on Schedule A attached hereto on the Assignor’s part to be performed thereunder from and after the date hereof and will well and truly perform all of the terms, covenants and conditions of such Leases from and after the date hereof, all with the same force and effect as though the Assignee had signed such Tenant Leases as a party named therein.

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This Assignment is made without warranty or representation, express or implied, by, or recourse against, Assignor or Assignee of any kind or nature whatsoever except as expressly provided in the Purchase Agreement. This Assignment is made subject to Assignor’s and Assignee’s performance of, and Assignor and Assignee acknowledge, their respective indemnification obligations under Section 5.5(a) of the Purchase Agreement.

IN WITNESS WHEREOF, the Assignor and Assignee have duly executed this instrument as of the day first above written.

ASSIGNOR:

,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Schedules:

Schedule A                      Tenant Leases

2

Exhibit “H”

Form of Assignment and Assumption of Contracts

ASSIGNMENT AND ASSUMPTION OF CONTRACTS, WARRANTIES AND GUARANTIES AND OTHER INTANGIBLE PROPERTY dated as of [                    ]     , 2007, between 57TH STREET OWNER, LLC, a Delaware limited liability company having an address at c/o Rockpoint Fund II Acquisitions, 13155 Noel Road, Suite 700, LB 54, Dallas, TX 75240 (“Assignor”), and [                    ], a [                    ] having an address at [                                ] (“Assignee”).

Background

This Assignment and Assumption of Contracts is being executed and delivered pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof, by and between Assignor and Assignee (the “Purchase and Sale Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase and Sale Agreement.

Assignment and Assumption

In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, all of Assignor’s right, title and interest in and to:

1.	All those agreements, contracts or understandings of Assignor relating to ownership, operation, maintenance, and management of the Property and the buildings and other improvements located thereon, or any portion thereof except the Management Agreement, as set forth on Schedule A attached hereto (collectively, the “Contracts”);

2.	All warranties and guarantees, if any, relating to the personal property located on the Property or in the buildings and other improvements located thereon (collectively, the “Warranties”);

3.	All of the Bookings;

4.	To the extent Assignor’s rights and interests therein are assignable, all names, trade names, trademarks, service marks, logos, and other similar proprietary rights and all registrations or applications for registration of such rights to the used by the Seller in the operation of the Property; and

5.	To the extent assignable, all licenses, registrations, certificates, permits, approvals and other governmental authorizations relating to the construction, operation, use or occupancy of the Property and the buildings and other improvements located thereon, or any portion thereof.

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TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Agreements.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Contracts and the Bookings on the Assignor’s part to be performed thereunder from and after the date hereof and will perform all of the terms, covenants and conditions of the Contracts and the Bookings, all with the same force and effect as though the Assignee had signed such Contracts and Bookings as a party named therein.

This Assignment is made without warranty or representation, express or implied, by, or recourse against, Assignor of any kind or nature whatsoever except as expressly provided in the Purchase and Sale Agreement. This Assignment is made subject to Assignor’s and Assignee’s performance of, and Assignor and Assignee acknowledge, their respective indemnification obligations under Section 5.5(a) of the Purchase Agreement.

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IN WITNESS WHEREOF, the Assignor and Assignee have duly executed this instrument as of the day first above written.

ASSIGNOR:

,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

[BUYER]

By:
Name:
Title:

Schedules:

Schedule A                     Contracts

3

Exhibit “I”

Description of Existing Surveys

Survey by George C. Hollerith dated 5/8/1925 and updated by visual examination by Earl B. Lovall-S.P. Belcher, Inc. on 11/3/2006.

Survey by George C. Hollerith dated 2/5/1927 and updated by visual examination by Earl B. Lovall-S.P. Belcher, Inc. on 11/8/2006.

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Exhibit “J”

The Ground Lease

Description of Lease

Lease Agreement dated as of June 9, 1997, by and between (a) Jane Harriet Goldman, Allan Howard Goldman and Louisa Little, as Executors of the Last Will and Testament of Sol Goldman d/b/a Empire Associates Realty Co., as to an undivided sixty percent interest; Jane Harriet Goldman, Allan Howard Goldman and Louisa Little, as Co-Trustees of the Lillian Goldman Marital Trust under the Will and Testament of Sol Goldman, as to an undivided 20 percent interest, and Lillian Goldman, individually, as to an undivided 20 percent interest, as Lessor (“Lessor”) and (b) Fifty Seventh Street Operating, LLC, as Lessee (“Lessee”)

Guarantee Until Delivery of Possession given by Ziel Feldman in favor of the Ground Lessor (undated but given in connection with the execution of the above mentioned Lease Agreement)

Letter Agreement (handwritten) undated, from Lessee to Lessor.

Additional Lease Agreement dated as of June 9, 1997, by and between Lessor and Lessee

Amendment to Additional Lease Agreement dated as of August 6, 1997, by and between Lessor and Lessee

First Amendment to Lease dated as of June 28, 2000, by and between Lessor and Lessee

Lessor Certificate dated as of June 2000, from Lessor to Lessee

Lessor Estoppel Certificate dated as of November 13, 2006, from Lessor to Seller

Assignment and Assumption of Lease dated as of November 22, 2006, by and between Lessee and Seller

Defaults

Notice to Cure dated January 23, 2006 (annexed hereto without exhibits)

Notice to Cure dated January 24, 2006 (annexed hereto without exhibits)

Notice to Cure dated November 9, 2006 (annexed hereto without exhibits)

All other liens and violations of record as set forth in the Title Commitment which may be cured by removal of same from record. Lessor has not served a Notice to Cure with respect to such other liens and violations of record

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[Note that by Order and Judgment issued February 27, 2007, the Supreme Court of the State of New York ruled in favor of Seller and (a) permanently enjoined Ground Lessor from terminating the Ground Lease based on the foregoing Notices of Default and serving a notice of termination based on the Notices of Default or the conditions set forth therein and (b) tolled the running and expiration of the cure period.]

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Exhibit “K”

Form of FIRPTA Certificate

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [                    ] (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by RP PMG MANHATTAN HOTELS, LLC, a Delaware limited liability company (“Transferor”), the undersigned, in his or her capacity as                     , but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3.	Transferor ‘s U.S. employer identification number is ; and

4.	Transferor ‘s office address is c/o Rockpoint II Fund Acquisitions, 13155 Noel Road, Suite 700, LB 54, Dallas, TX 75240.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[SIGNATURE PAGE FOLLOWS]

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of                     .

RP PMG MANHATTAN HOTELS, LLC, a Delaware limited liability company

By:

Name:

Title:

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Exhibit “L”

Form of Notice to Tenants

NOTICE TO TENANTS UNDER TENANT LEASES

Re:	Lease, dated as of (as amended, the “Lease”) by and between , as landlord (“Landlord”), and , as tenant (“Tenant”)

Ladies and Gentlemen:

Reference is hereby made to the Lease. Pursuant to the Lease, Tenant has leased from Landlord certain premises located in that certain property located at                     , New York, New York, (the “Property”)

Landlord hereby notifies Tenant that Landlord is, on the date hereof, conveying and otherwise transferring its interest in the Property to                      (“Assignee”). Please be advised that all future rentals and payments under the Lease should be delivered to Assignee (as the new landlord under the Lease) as follows:

Please be further advised that all future notices and correspondence under the Lease should be delivered to Assignee (as the new landlord under the Lease) as follows:

Please call Assignee’s representative,                     , at                     , if you have any questions regarding the Lease after the date hereof.

[Please see next page for signatures]

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Very truly yours,

Landlord:

, a Delaware limited liability company

By:
Name:
Title:

Assignee:

[BUYER]

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Exhibit “M”

Rent Roll

Commercial Tenants

TENANT	Rent for Nov-07	Past Due Rent or Additional Rent
Cole 57	$60,500.00	$5,500.00
Opia	$22,388.50	$23,388.50
American Leather	$14,631.61	$14,631.61
Subway	$12,380.80	$12,380.80
Fancy Cut	$9,000.00	$18,000.00
Indulge Boutique	$11,000.00	$11,000.00
TOTAL	$129,900.91	$84,900.91

Residential Tenants as of November 5, 2007

Current Room	Name	Original Room	Rent (Weekly)
305	Greenbaum, Harriet	1119	85.33
306	Pascarella, Anna	407	99.00
310 (temp)	Daniels, Charlotte	1608	111.48
509	Compton, Maria	1234	90.15
704	Ramnagar, Mehru	1018	78.58
706	Rabinowitz, Helen	1021	83.70
711	Hudson, Theresa (Brooke)	1424	24.34
712	Charles, Julie	1207	85.33
811	Ballesta, Ivette	1419	126.59
812	Patricia Smith	1604	77.07
814	Roberson, Cynthia	825	116.57
911	Johnson, Elsie	1434	74.41
912	Murphy, Ellen	1402	82.11
1004	Dosch, Debra	1519	85.05
1006	Broedner, Sigrid	1508	129.23
1212	Silas, Katheryn		75.60
1412	Hennessey, Eileen	1220	75.95
1506	Elizabeth, Shirley	1505	79.03

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Exhibit “N”

Work to Be Performed; Contribution Payments to be Made; Brokerage Fees to be Paid

Part I – Work to Be Performed

None

Part II – Contribution Payments to be Made

None

Part III – Brokerage Fees to be Paid

None

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Exhibit “O”

Data Room Index

HOTEL 57

DOCUMENT INVENTORY

FOLDER	FILE
Bookings Information
Educational Performance Tours Sales Contract
Certificate of Occupancy
Certificate of Occupancy - Corner Building - 1983
Certificate of Occupancy - Hotel - 1992
Electric Bills
Bill History - Account 1
Bill History - Account 2
Bill History - Account 3
Bill History - Account 4
Bill History - Account 5
Environmental
Phase I
Spill Case Closure Document
Financials
Hotel 57 Retail - 051507
2008 Budget
Financials
Ground Lease
Letter Agreement - Undated
First Amendment to Lease - 062800
Lessor Certificate as to Improvements - 6-2000
Amendment to Additional Lease Agreement - 080697
Net Lease - 060997
Guarantee - Feldman
Additional Lease Agreement - 060997
Goldman Estoppel - Signed
First Amendment
Recorded Assignment and Assumption of Lease - 112206
Order - 040406
Goldman Notice of Default - 012306
Hotel 57 Ground Lease - Order - 022707
Goldman Notice of Default - 110906
Notice of Entry
Goldman Notice of Default - 012406
Judgment - Notice of Entry - 022707
ICIP
Hotel 57

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HOTEL 57

DOCUMENT INVENTORY

FOLDER	FILE
Leases
Kenneth Cole - 122399
Subway - 11-2002
Cole - Agreement re: Substantial Completion - 090601
Opia - Agreement Fixing Commencement Date - 060801
Opia - 9-2000
Cole - Agreement re: Construction Payment - 110102
Indulge - Agreement Fixing Commencement Date
American Leather - 6-2003
Fancy Cut - 6-2004
Indulge
Fancy Cut Amendment
Liquor License
Hotel 57 Liquor License
Liquor License
Offering Memorandum
Offering Memorandum
Property Condition Report
Property Condition Report
Final OPC
Service Agreements
Service Agreements Summary
Hotel 57 Service Contracts 9-12-07
Time Warner Contract
Micro Systems Inc Contract
Courtesy Products Contract
Transel Elevator Contract
Craig Cohen Letter
A-W Fire Controls Contract
Travel Click Contract
Peace of Mind Technology Contract
Hotel Expert Contract
Hotel 57 - STR Contract
Peace of Mind Technology POM Contract
Hotel 57 Hotelligence and RateView Forms - 020607
Ozone - 051107 - Fully Executed Contract
NXTV Inc Contract
AFA Contract
DataPlus Contract - signed
VAS - Signed by Citylife
ALITALIA-LINEE AEREE ITALIANE Agreement
Aerolineas Argeintinas Agreement
RSH Agreement
CIT Lease Agreement
Aerolineas Argentinas Agreement - 2
Carnegie Agreement
City Life US LEC Contract
American Christmas Contract
Secure Rez Agreement
Digital Hold Systems Agreement

2

HOTEL 57

DOCUMENT INVENTORY

FOLDER	FILE
STR Report
STAR Report - 3-2007
STR - 7-2007
STR Weekly 9-30 thru 10-7
STR Weekly - 10-7 thru 10-13
STR - 8-2007
Survey
57 Survey
57 Survey - 2
Tax Payments
Paid Property Tax 1
Paid Property Tax
Tenant Agreements
Letter from MFY 082307
Letter - Jacques to Ramnage - 011906
Tenant Agreement - 060801
Letter to MFY - 082907
Relocation Letters as of 102407
Letter from MFY - 072407
Petition
Title
NY Title Report
Union Agreements
57 Me Too - Fully Executed
Union - Memorandum of Understanding 2006 - unsigned
Industry-Wide CBA Effective 070101
Utility Bills
0046
0010
Water Bills
0001
0003
0005
Water Bill Payments
Water Bill Payment History

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HOTEL 57

DOCUMENT INVENTORY

FOLDER	FILE
Workers Compensation
AIG Workmen’s Compensation Policy
Workers Compensation History
Workers Compensation Plan
Miscellaneous
2006 ADR and Occupancy
Fire Department Safety Plan 07
Insurance Loss History
Pending Tax Proceedings
POM Breakdown

4

Exhibit “P”

Data Room Items Not Provided

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Exhibit “Q”

Form of Post-Closing Agreement

POST-CLOSING AGREEMENT

THIS POST-CLOSING AGREEMENT (this “Agreement”) is executed effective as of                              (the “Effective Date”), by and among 57TH STREET OWNER, LLC, a Delaware limited liability company (“Seller”), APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”), and LAND AMERICA – AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 5.6(d) of that certain Agreement of Purchase and Sale dated as of                              between Seller and Buyer (as amended, the “Contract”), Buyer and Seller have requested that Escrow Agent hold in escrow the Escrow Funds (as defined in the Contract) in the amount of $                     in accordance with the provisions, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the Escrow Funds are being delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contract.

2. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Funds. Escrow Agent shall invest the Escrow Funds as directed by Seller, provided such investments are reasonably acceptable to Buyer, and interest earned thereon shall be disbursed to Seller from time to time upon Seller’s written request to Escrow Agent and shall accrue for the exclusive benefit of Seller.

3. Escrow Funds. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Escrow Funds, Escrow Agent shall keep the Escrow Funds in Escrow Agent’s possession pursuant to this Agreement for a period of one (1) year from and after the Closing Date (the “Escrow Term”) to provide for timely payment of claims made after Closing by Buyer for indemnification, reimbursement, damages or other amounts payable by Seller or for the performance of any of Seller’s obligations (each, a “Claim”) pursuant to the terms of the Contract or this Agreement, including without limitation all indemnification obligations of Seller to Buyer pursuant to the Contract and all other post-closing obligations of Seller under the Contract, all of which obligations shall survive Closing under the Contract and delivery of the Deed.

4. Claims. Upon the determination by Buyer of the amount for which a Claim will be made, Buyer shall send notice of such Claim (stating the amount claimed) to the Escrow Agent and Seller. If Seller does not give written notice to the Escrow Agent and Buyer of its intent to dispute the Claim or the amount claimed within five (5) business days of the date Seller receives, pursuant to Section 8 below, Buyer’s notice of Claim, Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount specified in Buyer’s notice. If Seller disputes the Claim within the five (5) business day period and Buyer and Seller are unable to settle the dispute, Buyer and Seller shall petition a court of competent jurisdiction for a resolution of the dispute. Seller and Buyer shall each pay their respective costs incurred in any such court proceedings and shall bear equally the expenses of the Escrow Agent in connection therewith. If Buyer and Seller fail to bring such petition within thirty (30) days after the notice of dispute of claim is received, Escrow Agent may, but is not required, to bring such a petition. In any such action, all parties hereto agree to waive any right to a trial by jury. After settlement or final determination of any dispute relating to a Claim, the Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount, if any, determined to be payable to Buyer. Payment of any Escrow Funds to Buyer shall not discharge Seller’s obligations under the Contract unless and until all of Buyer’s Claims are paid, discharged and satisfied in full. Subject to Section 5.6 of the Contract, Seller shall be and remain liable to Buyer for, and shall pay to Buyer the full amount of, all such Claims notwithstanding that the Escrow Funds may be insufficient to pay the same in full, and Seller shall immediately pay to Buyer the amount of any deficiency to satisfy in full the amount of each Claim. Upon the expiration of the Escrow Term, the balance of the Escrow Funds will be disbursed to Seller (less the amount of the potential Losses from any Claims for which Buyer has sent any notice of a Claim during the Escrow Term to Seller and Escrow Agent, to the extent that such Losses are more than the Seller Liability Threshold in the aggregate), and all interest accrued in the Escrow Funds shall be disbursed to Seller ; provided, however, that subject to Section 5.6 of the Contract, the return of any Escrow Funds not shall terminate or relieve Seller of its unsatisfied post-closing obligations, if any, to Buyer under the Contract.

5. Reliance by Escrow Agent. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the parties hereto or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

6. Liabilities of Escrow Agent.

A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the parties hereto jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

7. Resignation or Termination of Escrow Agent.

A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) business days’ prior written notice to each of the parties hereto. The parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) business day period to whom the Escrow Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrow Funds as custodian thereof until otherwise directed by the parties hereto, jointly, or until the Escrow Funds is released in accordance with clause 7(B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrow Funds with a court of competent jurisdiction in the State of Texas and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the parties with respect to the Escrow Funds, Escrow Agent may deposit the Escrow Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

8. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Seller:	c/o Rockpoint Fund II Acquisitions, L.L.C. 222 Berkeley Street, Suite 2250 Boston, Massachusetts 02116 Telephone: (617) 437-8400 Facsimile: (617) 437-7011 Attention: Tom Gilbane and Paisley Boney

with a courtesy copy to:	c/o Rockpoint Fund II Acquisitions, L.L.C. 13155 Noel Road/LB 54, Suite 700 Dallas, Texas 75240 Telephone: (972) 934-0100 Facsimile: (972) 713-9349 Attention: Patrick K. Fox, Esq.

and a courtesy copy to:	c/o Property Markets Group, Inc. 5 East 17th Street, 2nd Floor New York, New York 10003 Telephone: (212) 610-2855 Facsimile: (212) 610-2856 Attention: Franklin R. Kaiman, Esq.

And a courtesy copy to:	Gibson, Dunn and Crutcher LLP 200 Park Avenue, 47th Floor New York, New York 10166 Telephone: (212) 351-3871 Facsimile: (212) 351-4035 Attention: Andrew A. Lance, Esq.

If to Buyer:	c/o Apple Hospitality Companies 814 East Main Street Richmond, Virginia 23219 Telephone: (804) 727-6314 Facsimile: (804) 727-6354 Attention: Samuel Reynolds

with a courtesy copy to:	c/o Apple Hospitality Companies 814 East Main Street Richmond, Virginia 23219 Telephone: (804) 727-6338 Facsimile: (804) 727-6354 Attention: David F. Buckley, Esq.

and a courtesy copy to:	McGuireWoods LLP 901 East Cary Street Richmond, Virginia 23219 Telephone: (804) 775-4331 Facsimile: (804) 698-2119 Attention: Charles L. Menges

If to Escrow Agent:	LandAmerica American Title Company 2305 N. Plano Road Suite 3100 Richardson, Texas 75082 Telephone: (214) 570-0200 Facsimile: (214) 570-0210 Attention: Debby Moore

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

9. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

10. Binding Effect; Assignment; Amendments; Survival. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. Seller shall not assign, pledge or otherwise encumber its rights or obligations hereunder in whole or in part without the prior written consent of Buyer. This Agreement may only be amended by a written modification executed by Buyer and Seller. This Agreement shall survive Closing of the sale of the Property and delivery of the Deed and shall be in addition to, and not in limitation or in lieu of, all other rights and remedies available to Buyer at law, in equity or by contract, including the Contract, which rights and remedies Buyer shall be entitled to exercise concurrently or in such order as Buyer may elect, in its sole discretion. Seller acknowledges and agrees that Seller’s liability for Claims shall survive Closing, that such liability and Claims and Buyer’s rights and remedies with respect thereto are not limited to the Escrow Term, the amount of the Escrow Funds or any other provision of this Agreement and that Buyer’s rights hereunder shall not be limited or otherwise affected by Buyer’s exercise of any of Buyer’s other rights and remedies, including without limitation any of those available to Buyer under the Contract.

[Signatures on Next Page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:

57TH STREET OWNER, LLC

By:
Name:
Title:

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

LAND AMERICA-AMERICAN TITLE COMPANY

By:
Name:
Title:

Exhibit “R”

Pending Tax Proceedings

[SEE ATTACHED]

Brandt, Steinberg & Lewis LLP

Open Petitions

Boro: M                      Block: 1311                     Lot: 58

Year	Index	Hi Lot	Group	Attorney Name	Applicant	NOI*
1996	203412	0	18	PODELL ROTHMAN	ESTATE OF SOL GOLDMAN D/B	512
2002	210493	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	500
2003	255780	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0
2004	253270	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0
2005	259145	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0
2006	259546	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0

*NOI Codes:

1 = for filing a certified statement of income and expenses with the Law Department

2 = for filing a note of issue

3 = for defective petition because the Tax Commission dismissed the predicate application

5 = for a fifth-year extension under RPTL §718 agreed to with the Law Department

0 or blank = no code

August 1, 2007

Brandt, Steinberg & Lewis LLP

Open Petitions

Boro: M                      Block: 1311                     Lot: 59

Year	Index	Hi Lot	Group	Attorney Name	Applicant	NOI*
1996	203412	0	18	PODELL ROTHMAN	ESTATE OF SOL GOLDMAN D/B	512
2002	210493	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	500
2003	255780	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0
2004	253270	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0
2005	259145	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0
2006	259546	0	5	BRANDT, STEINBERG & LEWIS	57TH STREET OPERATING LLC	0

*NOI Codes:

1 = for filing a certified statement of income and expenses with the Law Department

2 = for filing a note of issue

3 = for defective petition because the Tax Commission dismissed the predicate application

5 = for a fifth-year extension under RPTL §718 agreed to with the Law Department

0 or blank = no code

August 1, 2007

Exhibit “S”

Security Deposits

Tenant	Amount
Deep Blue Group LLC	$126,426
American Leather of New York Inc.	$26,000
Subway Real Estate Corp.	$33,000
Indulge Boutique	$33,000
Fancy Cut Corp.	$60,000

Exhibit “U”

[Intentionally Omitted]

2

Exhibit “V”

Form of Title Affidavit

TITLE AFFIDAVIT

State of New York

County of                           } ss.:

The undersigned, being duly sworn, deposes and says:

1. That (s)he is the                      of 57TH Street Owner, LLC, a Delaware limited liability company (“57th Street Owner”). This affidavit is being delivered in connection with the sale of the property described on Exhibit A annexed hereto, which property is known as 2170-2178 Broadway, New York, NY (the “Land”).

2.	That there are no tenants or persons in possession (collectively, “the Tenants”) of the Land except for those set forth on Exhibit B hereto. There are no options to purchase or rights of first refusal to purchase in favor of any of the Tenants.

3.	That no work has been done on the land by the City of New York, nor has any demand been made by the City for any work, that may result in charges by the New York City Department of Rent and Housing Maintenance— Emergency Services, the New York City Department of Health, or the New York City Department of Environmental Protection.

4.	That attached hereto is a full copy of the articles of organization and operating agreement for 57th Street Owner, as filed, and all amendments thereto, as filed, together with proof of good standing in its place of formation.

5.	That this affidavit is being delivered in order to induce Fidelity National Title Insurance Company to issue its policy of title insurance knowing that they are relying on the truth of the statements herein.

[SIGNATURE PAGE FOLLOWS]

3

57TH STREET OWNER, LLC,
a Delaware limited liability company

By:
Name:
Its:

Sworn and subscribed to before me this

                     day of July, 2007.

[Title Affidavit]

Exhibit A

Description of Land for On-the-Ave. Hotel

Exhibit B

List of Leases

Exhibit “W”

Form of Tenant Estoppel

TENANT’S ESTOPPEL CERTIFICATE

This TENANT ESTOPPEL CERTIFICATE (this “Estoppel”) is given to [                    ] (“Purchaser”) by [                    ], a                      [                    ] (“Tenant”), with the understanding that Purchaser and its counsel will rely on this Estoppel in connection with a proposed purchase (the “Purchase”) of the premises at 130 East 57th Street a/k/a 690-696 Lexington Avenue (the “Property”) from 57th Street Owner, LLC, a Delaware limited liability company (“Seller”).

Tenant presently leases premises within the Property pursuant to the Lease (as hereinafter defined), and, in connection with the foregoing, Tenant does hereby certify to Seller and Purchaser and to the successors and assigns of each as follows:

Tenant is the tenant under that certain lease dated [                    ] between Tenant and Fifty Seventh Street Operating LLC (together with its successors and assigns, “Landlord”), as landlord, as amended by the following amendments: [                    ] (the “Lease”). The Lease is in full force and effect; there are no amendments or modifications of any kind to the Lease except as referenced above; there are no other promises, agreements, understandings, side letters, arrangements or commitments, whether written or oral, between Landlord and Tenant relating to the premises leases under the Lease (the “Leased Premises”); and Tenant has not given Landlord any notice of termination under the Lease.

Tenant has not given any notice that remains outstanding of any uncured default, event of default, or breach by Landlord under the Lease, and Tenant has no knowledge of any conditions currently existing or which with the passage of time, giving of notice or both would be deemed a default of Landlord or which would give Tenant the right to cancel or terminate the Lease.

Tenant is obligated to pay rent to Landlord at the rate set forth in the Lease. Tenant is current with respect to, and is paying the full rent and other charges stipulated in the Lease (including, without limitation, common area maintenance charges) with no offsets, deductions, defenses or claims to the enforcement of the Lease; Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right to deduct from or offset against future rent payments; and Tenant has not prepaid, nor will prepay, any rent or other amounts to Landlord more than one (1) month in advance.

The monthly base rent under the Lease is $[                    ] and has been paid by Tenant through [                    ].

The undersigned representative of Tenant is duly authorized and fully qualified to execute this instrument on behalf of Tenant.

Tenant acknowledges and agrees that Seller and Purchaser and the successors and assigns of each shall be entitled to rely on Tenant’s certifications set forth herein.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Tenant has executed this instrument this      day of                     , 2007.

TENANT:

[ ],
a [ ]

By:
Name:
Title:

Exhibit “X”

Bookings

[SEE ATTACHED]

Exhibit “Y”

Benefit Plans and Programs and Employee Information

Description of Material Employee Benefit Plans and Programs

Oxford Group No. PM2240, Billing Group No. BG08

Guardian for Dental and Vision Group # 423539

New York Hotel Trades Council and Hotel Association of New York City, Inc., Health Benefits Fund

New York Hotel Trades Council and Hotel Association of New York City, Inc., 401(k) Savings Plan and Trust

New York Hotel Trades Council and Hotel Association of New York City, Inc., Pension Fund

New York Hotel Trades Council and Hotel Association of New York City, Inc., Industry Training and Scholarship Fund

New York Hotel Trades Council and Hotel Association of New York City, Inc., Pre-Paid Legal Services Fund

Employment Agreement between Peter Jaques and Fifty Seventh Street Operating LLC, dated as of August 2006, as assigned to Citylife Hotel 57 Management LLC by that certain Assignment and Assumption Agreement, dated as of November 22, 2006, by and between Fifty Seventh Street Operating LLC, and Citylife Hotel 57 Management LLC

Exhibit “Z”

ERISA Affiliates

Thirty East 30th Street Owner, LLC

Thirty East 30th Street Mezz, LLC

57th Street Mezz, LLC

57th Street Operating, LLC

RP PMG Manhattan Hotels, LLC